UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material under §240.14a-12

WD-40 COMPANY

(Name of Registrant as Specified In  Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑    No fee required

☐    Fee paid previously with preliminary materials

☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

9715 Businesspark Avenue

San Diego, California 92131

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2022 Annual Meeting of Stockholders (“annual meeting”) of WD-40 Company (“Company”) will be held solely via a live audio webcast at the following virtual location and for the following purposes:

When:		Tuesday, December 13, 2022 at 10:00 a.m., Pacific Time

Where:		https://meetnow.global/M9Z7T5K
Items of Business:	1.	To elect a Board of Directors (“Board”) for the ensuing year and until their successors are elected and qualified;
	2.	To hold an advisory vote to approve executive compensation;
	3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023; and
	4.	To consider and act upon such other business as may properly come before the annual meeting.

Who Can Vote:

Only the stockholders of record at the close of business on October 17, 2022 are entitled to vote at the annual meeting. The Proxy Statement, enclosed form of proxy, and the Company’s 2022 Annual Report (collectively, “proxy materials”) are first sent to stockholders on or about November 2, 2022.

Attending the Virtual Annual Meeting

In order to expand access to our stockholders, this year’s annual meeting will be conducted virtually. You may attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the annual meeting by visiting:  https://meetnow.global/M9Z7T5K. There is no physical location for the annual meeting.

Please see “How can I participate in the virtual annual meeting?” beginning on page  1 for information about how to attend and participate in the annual meeting.

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	VIA LIVE VIRTUAL MEETING Attend the annual meeting at
https://meetnow.global/M9Z7T5K

By Order of the Board of Directors, Phenix Q. Kiamilev Vice President, General Counsel and Corporate Secretary San Diego, California November 2, 2022

PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and 2022 Annual Report before you vote.

2022 ANNUAL MEETING OF STOCKHOLDERS

Date and Time: December 13, 2022, at 10:00 a.m., Pacific Time	Record Date: October 17, 2022
Virtual Meeting Place: https://meetnow.global/M9Z7T5K	Meeting Webcast: Available on the Company’s investor relations website at http:/investor.wd40company.com beginning at 10:00 a.m., Pacific Time on December 13, 2022

VOTING MATTERS AND BOARD RECOMMENDATIONS

Management Proposals:	Board’s Recommendation	Page
Election of Directors (Item No. 1)	FOR all Director Nominees	4

Advisory Vote to Approve Executive Compensation (“Say on Pay”) (Item No. 2)	FOR	8

Ratification of Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2023 (Item No. 3)	FOR	9

FAQS AND GENERAL INFORMATION

Q:Why am I receiving these proxy materials?

A: This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of the Company for use at its annual meeting to be held on Tuesday, December 13, 2022, and at any postponements or adjournments thereof.

At the annual meeting, the Company’s stockholders will consider and vote upon (i) the election of the Board for the ensuing year; (ii) an advisory vote to approve compensation for named executive officers (“NEOs”);  and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023. Detailed information concerning these matters is set forth below. Management knows of no other business to come before the annual meeting.

Q:When and where will the annual meeting be held?

A: In order to provide expanded access to our stockholders, this year’s annual meeting will be a virtual meeting of stockholders conducted exclusively via a live audio webcast, accessible at https://meetnow.global/M9Z7T5K. Although no physical in-person meeting will be held, we designed the format of this year’s annual meeting to ensure that our stockholders of record who attend the annual meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

The annual meeting will begin promptly at 10:00 a.m., Pacific Time, on Tuesday, December 13, 2022. Online access to the audio webcast will open 15 minutes prior to the start of the annual meeting. Stockholders are encouraged to access the annual meeting prior to the start time and allow ample time to log into the audio webcast and test their computer systems.

Q:How can I participate in the virtual annual meeting?

A: The annual meeting will be conducted exclusively by live audio webcast and utilize the latest technology to expand access, improve communication, and save costs for stockholders and the Company.  Anyone may enter the annual meeting as a guest in listen-only mode, but only stockholders as of the record date and holders of valid proxies are entitled to vote or ask questions at the annual meeting. To participate in the annual meeting, you will need to review the information included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Stockholders of Record

If you are a registered stockholder (that is, if you hold your shares through our transfer agent, Computershare), you do not need to register to attend the annual meeting. You can participate in the annual meeting by accessing https://meetnow.global/M9Z7T5K.  You will be able to attend the annual meeting online, ask a question and vote by following the instructions on your notice, proxy card, or on the instructions that accompanied your proxy materials. If you cannot locate your Notice of Internet Availability of Proxy Materials or proxy card but would still like to attend the annual meeting, you can join as a guest by selecting “I am a Guest.” Guest attendees will not be allowed to vote or submit questions at the annual meeting. Stockholders are encouraged to vote and submit proxies in advance of the annual meeting by internet, telephone or mail as early as possible.

Beneficial Owners

If you hold your shares through an intermediary, such as a bank or broker, you have several options to participate in the annual meeting.

If you would like to attend the annual meeting and do not want to ask questions or vote you can simply join the annual meeting as a guest. You can participate in the annual meeting by accessing https://meetnow.global/M9Z7T5K.  Guest attendees will not be allowed to vote or submit questions at the annual meeting. Stockholders are encouraged to vote and submit proxies in advance of the annual meeting by internet, telephone or mail as early as possible.

If you are a beneficial owner and want to attend the annual meeting, ask a question and/or vote, you have two options:

1) Most beneficial holders do not need to register in advance and will be able to fully participate using the control number received with their voting instruction form. Please note, however, that this option may not be available for every type of beneficial owner voting control number. The absence of this option shall not impact the validity of the annual meeting. Most beneficial holders can participate in the annual meeting by accessing https://meetnow.global/M9Z7T5K,  which enables them to attend the annual meeting online, ask a question and vote by following the instructions on the notice, proxy card, or on the instructions that accompanied the proxy materials.

2) Beneficial owners may choose to register in advance of the annual meeting if they prefer to use this traditional, paper-based option. To register to participate in the annual meeting, submit proof of your proxy power (legal proxy) reflecting your WD-40 Company (WDFC) holdings, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on December 9, 2022, using one of the following methods:

•Email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

•Mail: Send a copy of the email or correspondence from your broker, or include your legal proxy, to WD-40 Company Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Upon receipt of your valid legal proxy, Computershare will provide you with a control number by email. Once provided, you can attend and participate in the annual meeting by accessing https://meetnow.global/M9Z7T5K. Enter the control number provided by Computershare.

Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy using the methods described the Notice of Internet Availability of Proxy Materials sent to you, or by following the instructions at www.envisionreports.com/WDFC.

Our annual meeting procedures are intended to authenticate stockholders’ identities, allow stockholders to give their voting instructions, confirm that stockholders’ instructions have been recorded properly, and comport with applicable legal requirements.

Q:What constitutes a quorum in order to hold and transact business at the annual meeting?

A: The close of business on October 17, 2022 is the record date for stockholders entitled to notice of and to vote at the annual meeting. On the record date,  the Company had 13,579,926 shares of $0.001 par value common stock outstanding. Stockholders of record entitled to vote at the annual meeting will have one vote for each share so held on the matters to be voted upon. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes are shares that are held of record by a bank or broker as to which the bank or broker has not received instructions from the beneficial owner as to how the shares are to be voted.

Q:If I hold my shares through a broker, how do I vote?

A: If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. It is important that you cast your vote if you want it to count in (i) the election of directors, (ii) the advisory vote to approve executive compensation, and (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2023. Your broker will only be permitted to exercise its discretionary authority to vote on your behalf as to the ratification of the appointment of PricewaterhouseCoopers LLP. You may have received a notice from the Company entitled “Notice Regarding the Internet Availability of Proxy Materials” with voting instructions or you may have received these proxy materials with separate voting instructions. Follow the instructions to vote or to request further voting instructions as set forth on the proxy materials you have received.

Q:How will my vote be cast if I provide instructions or return my proxy and can I revoke my proxy?

A: If the enclosed form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. If no specified instruction is given with respect to a particular matter on your proxy, your shares will be voted by the proxy holder as set forth on your proxy. A proxy may be revoked by attendance at the annual meeting or by filing a proxy bearing a later date with the Corporate Secretary of the Company.

Q:How are the proxies solicited and what is the cost?

A: The cost of soliciting proxies will be borne by the Company. Solicitations other than by mail may be made by telephone or in person by employees of the Company for which the expense will be nominal. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials.

HOUSEHOLDING OF PROXY MATERIALS

The U.S. Securities and Exchange Commission (“SEC”) rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of banks and brokers with account holders that are our stockholders will be householding our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your bank or broker, direct your written request to investorrelations@wd40.com, Investor Relations, 9715 Businesspark Ave., San Diego, CA 92131 or contact Investor Relations by telephone at +1  (800)  448-9340. Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request householding of their communications should contact their bank or broker.

PROPOSALS

ITEM NO. 1

ELECTION OF DIRECTORS

At the Company’s 2022 annual meeting, the twelve nominees named below under the heading, Director Nominees, will be presented for election as directors to serve until the next annual meeting when their successors may be elected or appointed. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, any proxy granted to vote for such nominee will be voted for a nominee designated by the present Board to fill such vacancy.

A nominee for election to the Board will be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Holders of common stock are not entitled to cumulate their votes in the election of directors. Withheld votes and broker non-votes are not counted as votes in favor of any nominee.

If an incumbent director nominee fails to receive more votes for election as a director than votes against election, the incumbent director will continue to serve as a director until a successor is elected or appointed. However, pursuant to Corporate Governance Guidelines adopted by the Board, such director nominee will be expected to tender his or her resignation to the Corporate Governance Committee of the Board. The Corporate Governance Committee will promptly consider such resignation and present a recommendation to the Board to accept or reject such resignation for formal action to be taken within 90 days following the annual meeting.

Article III, Section 3.2 of the Bylaws of the Company (amended and restated on August 15, 2018) provides that the authorized number of directors of the Company shall not be less than seven nor more than twelve until changed by amendment of the Certificate of Incorporation or by a bylaw duly adopted by the stockholders. The exact number of directors is to be fixed from time to time by a resolution duly adopted by the Board or by the stockholders. By resolution of the Board adopted on June 20, 2022,  the number of directors was fixed at twelve, effective immediately. On such date, the Board appointed Edward O. Magee, Jr. as the 12th director and voted to include Cynthia B. Burks as a director nominee to be elected at the Company’s 2022 annual meeting.

After 35 years of service to the Company, 25 years of which included service on the Board as its Executive Chair, Garry O. Ridge provided notice to the Company in March 2022 that he will retire as CEO effective August 31, 2022, and that he will not stand for re-election. He will serve the remainder of his current term and retire as Chair of the Board immediately following the 2022 annual meeting in accordance with the Company’s Corporate Governance Guidelines.

DIRECTOR NOMINEES

[1]
Director Nominees	Independent[1]	Audit	Compensation	Corporate Governance	Finance
Steven A. Brass
Cynthia B. Burks[2]	✓
Daniel T. Carter	✓	Chair[3]		✓	✓
Melissa Claassen	✓		✓		✓
Eric P. Etchart	✓			Chair	✓
Lara L. Lee	✓	✓	✓
Edward O. Magee, Jr.	✓	✓			✓
Trevor I. Mihalik	✓	✓		✓	Chair
Graciela I. Monteagudo	✓	✓			✓
David B. Pendarvis	✓	✓	✓
Gregory A. Sandfort	✓		✓	✓	✓
Anne G. Saunders	✓		Chair	✓

1The Board has determined that each director nominee (except for Mr. Brass):

(i)

has no material relationship with the Company (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with the Company), and

(ii)	is an independent director as defined in the Marketplace Rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”).

2If elected, the Board will determine Ms. Burks’ assignment to committees shortly after the 2022 annual meeting concludes.

3The Board determined that Mr. Carter is an “audit committee financial expert” as defined by regulations adopted by the SEC.

STEVEN A. BRASS – CEO, President and Director

Steven A. Brass, age 56 was appointed to the Board in March 2022. Mr. Brass was appointed CEO, effective September 2022 and continues to serve as President, a position that he has held since 2019. He joined the Company in 1991 as International Area Manager at the Company’s U.K. subsidiary and has since held several management positions including Country Manager in Germany, Director of Continental Europe, European Sales Director, and European Commercial Director. From 2016 until 2019, Mr. Brass served as Division President, The Americas, and from 2019 to August 2022, as Chief Operating Officer. As CEO and President of the Company, Mr. Brass offers the Board a broad and deep Company-based perspective. In addition, his specific knowledge of the Company’s operations, coupled with his breadth of experience with international markets and our domestic market, provides the Board with valuable insight.

CYNTHIA B. BURKS – Independent Director Nominee

Cynthia B. Burks, age 56, serves as a director and member of the Organization and Compensation Committee of Inspire Medical Systems, Inc. (NYSE: INSP), which she joined in August 2022.  In addition, she serves as a board member of two privately held companies:  Torch, an educational software company, and Sellars Absorbent Materials, Inc., a manufacturer of absorbents made with recycled fibers, since January 2022 and August 2022, respectively. Ms. Burks also serves on the board of two non-profit organizations: Juma Ventures, which strives to break the cycle of youth poverty, and Summer Search, which mentors and develops youths, since December 2021 and June 2021, respectively.  Ms. Burks’ board experience includes serving the Genentech Foundation from 2020 to 2022.  From 2019 to 2022, Ms. Burks was a senior vice president and chief people and culture officer at Genentech, Inc., a subsidiary of Roche Holding AG (OTCQX: RHHBY). She served as vice president, head of human resources at Genentech Research and Early Development from 2015 to 2019, and in various human resource management roles at Genentech from 2011 to 2015. From 1999 to 2011, Ms. Burks held human resource and organizational development positions in industries including media, consumer goods and technology. Ms. Burks extensive knowledge of human capital strategy including talent management, succession planning, compensation strategy, designing culture to increase competitive advantage, diversity, equity and inclusion, and organizational design would enhance the Board’s management oversight capabilities.

DANIEL T. CARTER – Independent Director

Daniel T. Carter, age 66, was elected to the Board in 2016 and serves as the Chair of the Audit Committee and as a member of the Finance Committee and the Corporate Governance Committee. Mr. Carter served as executive vice president and chief financial officer of BevMo! Inc. from 2009 until June 2016. Mr. Carter served as chief financial officer of Semtek, Inc. from 2008 to 2009; chief financial officer at Charlotte Russe Holding, Inc. from 1998 to 2007; and chief financial officer of Advanced Marketing Services from 1997 to 1998. From 1986 to 1997, he was employed by Price Club and its follow-on entities, serving as senior vice president for PriceCostco and chief financial officer for Price Enterprises. Mr. Carter began his career as an auditor with Ernst & Young, and he is a Certified Public Accountant (inactive). Mr. Carter is recognized as a NACD Board Leadership Fellow and has earned Harvard’s Corporate Director Certificate. Mr. Carter’s financial expertise, considerable knowledge of the retail industry and financial experience provides the Board with a breadth of relevant skills and experience.

MELISSA CLAASSEN –  Independent Director

Melissa Claassen, age 50, was elected to the Board in 2015 and serves as a member of the Compensation Committee and the Finance Committee. Ms. Claassen is vice president finance, emerging markets – adidas Group (XETR: ADS). She served as vice president, brand finance at adidas from 2018 to 2019 and as vice president, business unit finance at adidas from 2015 to 2018.  Ms. Claassen served as the chief financial officer of Taylor Made – adidas Golf from 2012 to 2015. From 1996 until 2012, Ms. Claassen held positions at various adidas subsidiaries including chief financial officer of adidas Group Hong Kong and Taiwan, controlling director at adidas Group China, head of marketing controlling, senior financial controller, finance manager, SAP team lead, management accountant, and financial accountant. Ms. Claassen’s extensive knowledge and expertise in the areas of collaboration, finance, accounting, and international business enhance the Board’s management oversight capabilities.

ERIC P. ETCHART – Independent Director

Eric P. Etchart, age 65, was elected to the Board in 2016 and serves as the Chair of the Corporate Governance Committee and as a member of the Finance Committee. Mr. Etchart served as senior vice president of The Manitowoc Company, Inc. from 2007 until his retirement in January 2016. He served as senior vice president, business development, from 2015 to 2016 and as president and general manager of the Manitowoc Crane Group from 2007 to 2015. From 1983 to 2007, Mr. Etchart held various sales, marketing and management positions at subsidiaries and predecessor companies of The Manitowoc Company, Inc. Mr. Etchart is a French national, having held management positions in China, Singapore, Italy, France and the U. S. Mr. Etchart is recognized as a NACD Board Leadership Fellow and recently earned Diligent Climate Leadership Certification, which focuses on climate risk and related business strategy, board-related fiduciary obligations, climate-related government regulations, reporting and disclosure requirements, and investor engagement. He presently serves as a director and as a member of the Audit Committee and the Governance Committee of Graco Inc. (NYSE: GGG) and as a director and member of the Compensation Committee and the Chair of the Nominating / Corporate Governance Committee of Alamo Group Inc. (NYSE: ALG). In addition, Mr. Etchart serves as a director of the UPERIO Group, which sells and rents tower and self-erecting cranes, and chairs its Environmental, Social, and Governance (ESG) Committee. Mr. Etchart’s breadth of international finance, marketing, board and management experience provides important perspective to the Board. His commitment to the highest standards of board leadership, with an emphasis on ESG, demonstrates the Board’s continued commitment to good governance.

LARA L. LEE – Independent Director

Lara L. Lee, age 59, was elected to the Board in 2020 and serves as a member of the Audit Committee and the Compensation Committee.  Ms. Lee operates Lara Lee Associates, LLC dba Creative Renewal, which offers governance, consulting, and advisory services. Previously, Ms. Lee served as president of Orchard Supply Hardware, a subsidiary of Lowe’s Companies, Inc. (NYSE: LOW), from 2016 to 2018 and as senior vice president of Lowe’s from 2013 to 2018. From 2011 to 2013 she served as chief innovation and operating officer for Continuum, a global consultancy. She was also a partner at an innovation firm, Jump Associates, from 2007 to 2010. Ms. Lee’s prior experience included 15 years at Harley-Davidson Motor Company as vice president, business unit leader, and in various European and Asian strategy and business development roles, and three years as a financial analyst at Otis Elevator Company based in Singapore. Ms. Lee is NACD Directorship Certified and previously served as a director of Marrone Bio Innovations, Inc. (NASDAQ: MBII) and the board’s designated ESG liaison to management.  In addition to serving as a director of two non-profit organizations, Ms. Lee serves as a director of The Sill, Inc, an omnichannel specialty retailer of house plants and related products, and as a director of the parent company of Liberty Safe & Security Products, Inc., which designs and manufactures residential safes.  She began her career with Ernst & Whinney (now Ernst & Young LLP) in Washington, D.C. and Singapore. Ms. Lee’s diverse international business and management experience, including expertise in strategic marketing (including digital, e-commerce and channel marketing), brand development, and innovation across industries and international markets, will provide the Board with valuable insights.

EDWARD O. MAGEE, JR. – Independent Director

Edward O. Magee, Jr., age 56, was appointed to the Board in June 2022 and serves as a member of the Audit Committee and the Finance Committee. Since February 2020, Mr. Magee has served as executive vice president, operations at Fender Musical Instruments Corporation (“Fender”), a privately held musical instruments company owned by Servco Pacific Inc. Prior to his current role, he served as senior vice president, operations at Fender from 2016 to 2020. Mr. Magee served as vice president of operations and distribution for Thomas & Betts Corporation (presently ABB Installation Products Inc.) (NYSE: ABB) from 2014 to 2016 and in various management roles in vehicle operations at Harley-Davidson Motor Company from 2009 to 2014. Prior to his executive experience, Mr. Magee served as a combat-decorated Lieutenant Colonel in the U.S. Marine Corps. He has extensive non-profit board experience including the Board of Visitors at Duke University’s Fuqua School of Business, the Fender Play Foundation™, Boys & Girls Clubs of Metro LA, and an advisory role for the National Association of Manufacturers, “Heroes MAKE America” veterans transition program. Mr. Magee’s extensive knowledge of manufacturing, sustainability, supply chain, and logistics as well as his wide-ranging experience building and developing global leadership teams that drive organizational culture change enhance the Board’s management oversight capabilities.

TREVOR I. MIHALIK –  Independent Director

Trevor I. Mihalik, age 56, was elected to the Board in 2019 and serves as the Chair of the Finance Committee and as a member of the Audit Committee and the Corporate Governance Committee. Mr. Mihalik has served as executive vice president and chief financial officer of Sempra Energy (NYSE: SRE) (“Sempra”) since May 2018. Mr. Mihalik was senior vice president controller and chief accounting officer of Sempra from 2014 until 2018 and controller and chief accounting officer from 2012 to 2014. Prior to Sempra, Mr. Mihalik held roles as senior vice president – finance for Iberdrola Renewables and vice president and CFO for Chevron Natural Gas.  Mr. Mihalik previously served as director of San Diego Gas & Electric Company and Southern California Gas Company, as chairman of the board of Luz del Sur and Chilquinta Energia, and as a director of Infraestructura Energética Nova S.A.B. de C.V., all currently or formerly owned and controlled Sempra subsidiaries. Mr. Mihalik’s currently serves as a  director of Oncor Electric Delivery Company LLC, a Sempra subsidiary. Mr. Mihalik’s involvement with significant transactions in addition to his experience with Fortune 500 companies as a seasoned finance executive with accounting and public company financial reporting expertise, and as a director with experience in the oversight of business management and strategic planning, offers the Board valuable judgment and management perspective.

GRACIELA I. MONTEAGUDO –  Independent Director

Graciela I. Monteagudo, age 56, was elected to the Board in 2020 and serves as a member of the Audit Committee and the Finance Committee. Ms. Monteagudo served as president and CEO of Lala U.S., Inc. from 2017 to 2018. From 2015 to 2017 she served as president, Americas and global marketing for Mead Johnson Nutrition Company and from 2012 to 2015 she held various leadership roles at Mead Johnson & Company, LLC. From 2008 through 2012, she held various leadership roles at Walmart Mexico, including senior vice president and business unit head for Sam’s Club stores in Mexico. Ms. Monteagudo has dual Mexican and American citizenship and has held senior management positions in both Latin America and the U. S. Ms. Monteagudo is recognized as a NACD Board Leadership Fellow and she has been included in the Women Inc. Magazine Most Influential Corporate Directors list. Ms. Monteagudo presently serves as a director of ACCO Brands Corporation (NYSE: ACCO)

and iHeartMedia, Inc. (NASDAQ: IHRT). Ms. Monteagudo’s significant board and leadership experience, including international business experience in Latin America, her extensive global,  digital, and retail marketing, e-commerce and consumer goods expertise offers the Board with valuable marketing and consumer products insight.

DAVID B. PENDARVIS –  Independent Director

David B. Pendarvis, age 63, was elected to the Board in 2017 and serves as a member of the Audit Committee and the Compensation Committee. Mr. Pendarvis has served as chief administrative officer of ResMed Inc. (“ResMed,” NYSE and ASX: RMD) since 2011 and secretary since 2003.  He also serves as a member of the board of directors of ResMed’s subsidiaries and the San Diego Regional Chamber of Commerce.  In 2017, he served as interim president, EMEA and Japan of ResMed. He joined ResMed in 2002 as global general counsel and has also served as vice president of organizational development from 2005 to 2011. Before joining ResMed, Mr. Pendarvis was a partner at Gray Cary Ware & Freidenrich LLP (presently, DLA Piper), a partner at Gibson, Dunn & Crutcher, and a law clerk to U.S. District Court Judge, J. Lawrence Irving in the U.S. District Court for the Southern District of California, San Diego. Mr. Pendarvis served as a director of Sequenom, Inc. from 2009 until its acquisition by Laboratory Corporation of America Holdings (NYSE: LH) in 2016. His expertise in corporate governance, compliance, intellectual property and worldwide legal affairs, and experience as general counsel with global responsibilities, including international executive management experience and focus on investor relations and corporate communications, provide the Board with valuable perspective for risk oversight.

GREGORY A. SANDFORT –  Lead Independent Director

Gregory A. Sandfort, age 67, was elected to the Board in 2011 and serves as a member of Compensation Committee, Corporate Governance Committee, and Finance Committee.  He was designated as lead independent director in October 2020. Mr. Sandfort served as chief executive officer of Tractor Supply Company (“TSC”), which is a distribution channel of the Company’s products, from December 2012 until his retirement in February 2020. At TSC, he  also served as president from 2009 to 2015,  chief operating officer starting in 2012,  chief merchandising officer from 2007 to 2012, and executive vice president from 2007 until he was promoted to president in 2009. Mr. Sandfort previously served as president and chief operating officer at Michael’s Stores, Inc. (“Michaels”) from 2006 to 2007, and as executive vice president-general merchandise manager at Michaels from 2004 to 2006. Mr. Sandfort also serves as the lead independent director on the board of directors of Genesco Inc. (NYSE: GCO), and he is recognized as an NACD Board Leadership Fellow. As a former chief executive officer of TSC with a long-standing connection with consumers of the Company’s products, the Board values Mr. Sandfort’s extensive management experience in, and perspective of, the retail industry.

aNNE g. sAUNDERS –  Independent Director

Anne G. Saunders, age 61, was elected to the Board in 2019 and serves as the Chair of the Compensation Committee and as a member of the Corporate Governance Committee. Ms. Saunders served as president, U.S., of nakedwines.com from 2016 through 2017. From 2014 through 2016, she was president, U.S. of FTD Companies, Inc. (NASDAQ:  FTD), and from 2012 through 2014, she served as president of Redbox Automated Retail, LLC. From 1990 to 2012, Ms. Saunders held various senior executive level positions at Starbucks Corporation, Bank of America, N.A., Knowledge Universe (presently KinderCare Education), eSociety and AT&T. Ms. Saunders is a director of Swiss Water Decaffeinated Coffee Inc. (TSX: SWP) and chairs its Compensation and Corporate Governance Committee and is the chair of the board of directors of Nautilus, Inc. (NYSE: NLS). Ms. Saunders’ expertise in brand management in significant consumer and retail markets,  diverse marketing strategy utilizing digital and e-commerce tools,  and product innovation and development as well as her extensive public company board experience, provide valuable experience to the Board.

There are no pending litigation or proceedings involving the Company’s directors or nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

ITEM NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(“SAY-ON-PAY”)

In accordance with the requirements of Section 14A of the Exchange Act, the Company’s stockholders are being asked to cast an advisory vote to approve the compensation of the Company’s Named Executive Officers (“NEOs”) identified in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. This vote is commonly referred to as a “Say-on-Pay” vote.

At the Company’s 2011 annual meeting and 2017 annual meeting, the Company’s stockholders were asked, by a non-binding advisory vote, to express their preference as to the frequency of future Say-on-Pay votes. The Board recommended annual Say-on-Pay voting, and the Company’s stockholders approved to have Say-on-Pay votes every year.

Since 2011, the Board has authorized annual advisory votes for the stockholders to consider and approve the compensation of the NEOs. The Say-on-Pay votes approving NEO compensation for 2011 through 2021 have been approved in each year by more than 83% of the votes cast.

The following resolution will be presented for approval by the Company’s stockholders at the 2022 annual meeting:

“RESOLVED, that the stockholders of WD-40 Company (the “Company”) hereby approve the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis section of the Company’s proxy statement for the 2022 Annual Meeting of Stockholders and in the accompanying compensation tables and narrative disclosures.”

The advisory vote to approve executive compensation is a non-binding vote on the compensation of the Company’s NEOs. This Proxy Statement contains a description of the compensation provided to the NEOs as required by Item 402 of Regulation S-K promulgated under the Exchange Act.

Stockholders are encouraged to carefully consider the CD&A, accompanying compensation tables and related narrative discussion in this Proxy Statement in considering this advisory vote. The Board believes that the compensation provided to the Company’s NEOs offers a competitive pay package with a proper balance of current and long-term incentives aligned with the interests of the Company’s stockholders.

This is an advisory vote and will not affect compensation previously paid or awarded to the NEOs. While a vote disapproving the NEOs’ executive compensation will not be binding on the Board or the Compensation Committee, the Compensation Committee will consider the results of the advisory vote in making future executive compensation decisions.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the annual meeting is required to approve this advisory vote on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE PROPOSED RESOLUTION FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ITEM NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm (“auditor”) for the Company to audit the consolidated financial statements of the Company for fiscal year 2023. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new auditor at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its selection.

A majority of the votes of the common stock present or represented at the annual meeting is required for approval. Broker non-votes will be voted in favor of approval. PwC acted as the Company’s auditor during the past fiscal year and, unless the Audit Committee appoints a  new auditor,  PwC will continue to act in such capacity during the current fiscal year. It is anticipated that a representative of PwC will attend the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning those stockholders known to the Company to be the beneficial owners of more than 5% of the common stock of the Company and, based on information furnished by them, such stockholders have sole voting and investment power with respect to their shares, except as otherwise noted:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership^		Percent of Class†

BlackRock, Inc.	2,126,258	[1]	15.66%
55 East 52nd Street
New York, NY 10055

APG Asset Management N.V.	1,642,584	[2]	12.10%
Gustav Mahlerplein 3, 1082 MS
Amsterdam, P7 00000 Netherlands

Vanguard Group, Inc.	1,612,323	[3]	11.87%
P.O. Box 2600
Valley Forge, PA 19482

Neuberger Berman Group LLC	883,726	[4]	6.51%
1290 Avenue of the Americas
New York, NY 10104

^Beneficial ownership information is based on reports as of June 30, 2022 filed on Form 13F with the SEC. Such information is unavailable as of October 17, 2022.

†Based on 13,579,926 shares of common stock outstanding as of the close of business on October 17, 2022.

[1]

BlackRock, Inc. (“BlackRock”) reported that these shares are managed by 15 investment management subsidiaries and disclaims investment discretion over such shares. A summary of investment discretion and voting authority of shares reported for certain subsidiaries is as follows:

Investment Management Subsidiary	Investment Discretion	Voting Authority
	Sole	Sole	None

BlackRock Fund Advisors	1,649,583	1,649,583
BlackRock Investment Management, LLC	44,519	44,519
BlackRock Advisors LLC	27,780	27,780
BlackRock Asset Management Ireland Limited	24,000	24,000
7 other BlackRock subsidiaries	5,616	5,616
BlackRock Institutional Trust Company, N.A.	342,298	334,156	8,142
BlackRock Financial Management, Inc.	12,505	10,968	1,537
BlackRock Investment Management (UK) Limited	4,205	3,222	983
Aperio Group, LLC	15,752	15,578	174

[2]	APG Asset Management N.V. reported shared investment discretion with two additional reporting managers and sole voting authority as to all such shares.
[3]

The Vanguard Group, Inc. reported beneficial ownership of 1,576,456 shares with sole investment discretion and no voting authority,  19,796 shares held by Vanguard Fiduciary Trust Co. with shared investment discretion and shared voting authority, 13,474 shares held by Vanguard Global Advisors, LLC with shared investment discretion and (i) shared voting authority with respect to 171 shares, and (ii) no voting authority with respect to 13,303 shares, and 2,597 shares held by Vanguard Investments Australia, Ltd. with shared investment and shared voting authority.

[4]

Neuberger Berman Investment Advisers LLC reported shared investment discretion and sole voting authority with respect to 867,575 shares, shared investment discretion and no voting authority with respect to 10,108 shares, and sole investment discretion and sole voting authority with respect to 6,043 shares.

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock, as of October 17, 2022, by (i) each current director, director nominee, and NEO, and (ii) all current directors, director nominee, NEOs, and other executive officers as a group:

			†
	Shares and Nature of Beneficial Ownership[1]
Name of Beneficial Owner	Number		Percent of Class†
Steven A. Brass	15,389	[2]	*
Jay W. Rembolt	44,394	[3]	*
Phenix Q. Kiamilev	1,347	[4]	*
Patricia Q. Olsem	6,574	[5]	*
Cynthia B. Burks	-		*
Daniel T. Carter	4,554	[6]	*
Melissa Claassen	5,901	[6]	*
Eric P. Etchart	5,692	[7]	*
Lara L. Lee	600	[6]	*
Edward O. Magee, Jr.	549	[8]
Trevor I. Mihalik	1,994	[9]	*
Graciela I. Monteagudo	970	[6]	*
David B. Pendarvis	3,360	[6]	*
Garry O. Ridge	78,546	[10]	*
Gregory A. Sandfort	17,982	[1][1]	*
Anne G. Saunders	1,460	[6]	*

All current directors, director nominee, NEOs, and other executive officers of the Company, as a group (19 persons)	196,546	[12]	1.5%

*Less than 1%.

†Based on 13,579,926 shares of common stock outstanding as of the close of business on October 17, 2022.

[1]	All shares owned directly unless otherwise indicated.
[2]

Mr. Brass has the right to receive:  (i) 108 shares upon settlement of vested deferred performance units (“DPUs”) upon termination of employment and (ii) 1,826 shares within 60 days upon vesting and settlement of restricted stock units (“RSUs”).

[3]

Mr. Rembolt has the right to receive:  (i) 310 shares upon settlement of vested DPUs upon termination of employment and (ii) 772 shares within 60 days upon vesting and settlement of RSUs. Mr. Rembolt also has voting and investment power over 6,712 shares held in the WD-40 Company Profit Sharing / 401(k) Plan (“401(k) Plan”).

[4]	Ms. Kiamilev has the right to receive: (i) 190 shares within 60 days upon vesting and settlement of RSUs.
[5]	Ms. Olsem has the right to receive: (i) 89 shares upon settlement of vested DPUs upon termination of employment and (ii) 778 shares within 60 days upon vesting and settlement of RSUs.
[6]	Shares shown represent the right to receive all such shares upon settlement of vested RSUs upon termination of service as a director of the Company,
[7]	Mr. Etchart has the right to receive 4,192 shares upon settlement of vested RSUs upon termination of service as a director of the Company.
[8]	Mr. Magee has the right to receive 437 shares upon settlement of vested RSUs upon termination of service as a director of the Company.
[9]	Mr. Mihalik has the right to receive 1,692 shares upon settlement of vested RSUs upon termination of service as a director of the Company.
[10]

Total includes the right to receive:  (i) 5,884 shares upon settlement of vested RSUs upon termination of service to the Company,  (ii) 967 shares upon settlement of vested DPUs upon termination of service to the Company,  and (iii) 3,917 shares within 60 days upon vesting and settlement of RSUs, and 12,472 shares owned directly by Mr. Ridge’s spouse and held in the Company’s 401(k) Plan. Mr. Ridge also has voting and investment power over 1,319 shares he owns directly that are held in the Company’s 401(k) Plan.

[11]	Mr. Sandfort has the right to receive 12,628 shares upon settlement of vested RSUs upon termination of service as a director of the Company.

12Total includes the rights of directors, director nominee, NEOs, and other executive officers to receive a total of 49,677 shares upon settlement of vested RSUs upon termination of employment or service as a director of the Company, the rights of all executive officers to receive 2,002 shares upon settlement of vested DPUs upon termination of employment, the rights of all executive officers to receive a total of 8,472 shares within 60 days upon vesting and settlement of RSUs, and a total of 8,031 shares directly held by all executive officers in the Company’s 401(k) Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s stock, to file with the SEC initial reports of stock ownership and reports of changes in stock ownership. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during the last fiscal year and written representations that no other reports were required, except as described below, all Section 16(a) requirements were complied with by all persons required to report with respect to the Company’s equity securities during the last fiscal year.

On December 22, 2021, due to a technical filing error, Graciela I. Monteagudo filed a late report on Form 4 to report 332 RSUs granted on December 14, 2021 in connection with her service as a director.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

 Our Corporate Governance Policies Reflect Best Practices

•	Annual election of all directors with majority voting requirement	•	Executive sessions of independent directors held at each regularly scheduled board meeting

• •	Governance guidelines for independent director leadership, including overboarding policy and other best governance practices Annual performance evaluations for board, committees and directors	• •	Annual consideration of succession planning for the board, the CEO, and senior management Company prohibits pledging and hedging of Company stock by directors

•	11 of 12 director nominees are independent, except for CEO and President	•	Equity grants received by directors must be held until board service ends

BOARD LEADERSHIP AND RISK OVERSIGHT

Board Leadership

Corporate Governance Guidelines provide, under appropriate circumstances, for the designation of the CEO to serve as board chair and for the designation of a lead independent director to assure the most effective board governance when the CEO is also serving as board chair. Prior to 2019, the leadership structure of the Board generally maintained the separation of its principal executive officer and board chair positions. However, since Mr. Ridge, the current Board Chair, has retired as CEO and will not be standing for re-election, the Board decided that board oversight of and attention to the Company’s current strategic initiatives are better served by having a non-executive chair provide primary leadership at meetings of the Board after a new Board is elected at the annual meeting and serve as a liaison between the Board and executive management. Furthermore, the Board believes that separation of the principal executive officer and the board chair position is currently more appropriate for the Company given the increased size of the Board, the continued need for the principal executive officer’s focus and flexibility to implement strategic directives and execute overall management responsibilities. As an independent director, the non-executive chair can provide leadership to the Board without perceived or actual conflicts associated with individual and collective interests of management. The Board believes that a retiring principal executive officer should not continue to serve as a director beyond his or her current term in order to provide management with an unfettered ability to provide new leadership. The Board’s determination as to whether having an independent director serve as board chair is in the best interests of the Company is subject to annual review.

Board Role in Risk Oversight

Risk oversight is undertaken by the Board as a whole, but various Board Committees are charged with responsibility to review and report on business and management risks included within the purview of each Committee’s responsibilities. The Compensation Committee considers risks associated with the Company’s compensation policies and practices, with particular focus on the cash incentive compensation and equity awards offered to the Company’s executive officers and the performance metrics to best align the interests of management with the best interest of the Company. The Audit Committee considers risks associated with financial reporting and internal control, including ethics and compliance program risks.  The Audit Committee also reviews the appropriateness of the Company’s insurance programs. The Finance Committee considers risks associated with the Company’s financial management and investment activities, acquisition-related risks and Employee Retirement Income

Security Act of 1974 plan oversight. The Board and the Committees receive periodic reports from management employees having responsibility for the management of particular areas of risk, including risks related to systems integrity and disaster recovery of primary information technology systems, and supply chain risks associated with disruptive events. The CEO is responsible for overall risk management and provides input to the Board with respect to the Company’s enterprise risk management program and is responsive to the Board in carrying out its risk oversight role.

Compensation Risk Assessment

In addition to oversight of compensation-related risk by the Compensation Committee, the Company’s management has undertaken an annual assessment of the Company’s compensation policies and practices and strategic business initiatives to determine whether any of these policies or practices, as well as any compensation plan design features, including those applicable to the executive officers, are reasonably likely to have a material adverse effect on the Company. Based on this review, management has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. This conclusion is based primarily on the fact that the incentives underlying the Company’s compensation plan design features provide balance among increased profitability, long-term growth, and longer-term stockholder returns. Management has discussed these findings with the Compensation Committee.

BOARD MEETINGS, COMMITTEES AND ANNUAL MEETING ATTENDANCE

The Board is charged by the stockholders with managing or directing the management of the business affairs and exercising the corporate power of the Company. The Board relies on the following standing committees to assist in carrying out the Board’s responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance Committee. Each of the committees has a written charter approved by the Board, and each committee reviews their respective charter annually. Committee charters can be found on WD-40 Company’s website at http://investor.wd40company.com/investors

/corporate-governance/overview.

There were five meetings of the Board during the last fiscal year. Each director serving for the full fiscal year attended at least 75 percent of the aggregate of the total number of meetings of the Board and of all committees on which the director served. The Board holds an annual organizational meeting on the date of the annual meeting. Pursuant to our Corporate Governance Guidelines, directors are expected to attend the annual meeting. At the last annual meeting, all of the prior year director nominees were present.

EQUITY HOLDING REQUIREMENT FOR DIRECTORS

All RSU awards to non-employee directors, including both non-elective grants and RSU awards granted pursuant to the annual elections of the directors to receive RSUs in lieu of all or part of their base annual fee, provide for immediate vesting but will not be settled in shares of the Company’s common stock until termination of each director’s service as a director. The number of shares to be issued to each non-employee director upon termination of service is disclosed in the footnotes to the table under the heading, Security Ownership of Certain Beneficial Owners and Management.

INSIDER TRADING POLICY - PROHIBITED HEDGING TRANSACTIONS

The Company maintains an insider trading policy, including transaction pre-approval requirements, applicable to its officers and directors required to report changes in beneficial ownership of the Company’s common stock under Section 16 of the Exchange Act as well as certain other employees who have significant management or financial reporting responsibilities and can be expected to have access to material non-public information concerning the Company. The Company’s insider trading policy also requires pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To avoid the potential for abuse, the Company’s policy with respect to such trading plans is that, once adopted, trading plans are not subject to change or cancellation. Any such change or cancellation of an approved trading plan by an executive officer, director or employee covered by the Company’s insider trading policy in violation of the policy will result in the Company’s refusal to approve future trading plan requests for that person.

The insider trading policy also includes a prohibition on certain hedging and transactions involving the potential for abuse. Pursuant to the insider trading policy, covered officers, directors and employees may not engage in the following transactions involving the Company’s publicly traded securities:

•	Short sale transactions•Hedging transactions
•	Transactions in publicly traded options or derivatives •Pledges or margin account borrowing

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may send communications to the Board by submitting a letter addressed to: WD-40 Company, Corporate Secretary, 9715 Businesspark Avenue, San Diego, CA 92131.

The Board has instructed the Corporate Secretary to review and forward such communications to the Board Chair. The Board has also instructed the Corporate Secretary to exercise his or her discretion, to not forward to the Board Chair any communication which is deemed of a commercial or frivolous nature or inappropriate for consideration by the Board. The Corporate Secretary may also forward the stockholder communication within the Company to another department to facilitate an appropriate response.

DIRECTOR COMPENSATION

Compensation for non-employee directors is set by the Board upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee conducts a biennial review of non-employee director compensation, including consideration of a survey of director compensation for the same peer group of companies used by the Compensation Committee for the assessment of executive compensation. For fiscal year 2022, non-employee directors received compensation for services as directors pursuant to the Directors’ Compensation Policy and Election Plan (the “Director Compensation Policy”) adopted by the Board on October 12, 2021. Pursuant to the Director Compensation Policy, non-employee directors received a base annual fee of $60,000.  The lead independent director received additional annual compensation of $24,000. Non-employee directors received additional cash compensation for service on various Board Committees. The Chair of the Audit Committee received $18,000 and each other member of the Audit Committee received $10,000. The Chair of the Compensation Committee received $12,000 and each other member of the Compensation Committee received $5,000. Each Chair of the Corporate Governance Committee and the Finance Committee received $10,000 and each other member of those committees received $5,000. All such annual fees were paid in March 2022.

At the Company’s 2016 annual meeting, the Company’s stockholders approved the WD-40 Company 2016 Stock Incentive Plan (the “2016 Stock Incentive Plan”) to authorize the issuance of stock-based compensation awards to employees as well as to directors and consultants. The Director Compensation Policy provides for an annual grant of restricted stock unit (“RSU”) awards having a grant date value of approximately $80,000 to each non-employee director. Each RSU represents the right to receive one share of the Company’s common stock. On December 14, 2021, each non-employee director received a non-elective RSU award covering 332 shares of the Company’s common stock. Additional information regarding the RSU awards is provided in a footnote to the Director Compensation table below.

Each non-employee director was also permitted to elect to receive an RSU award in lieu of all or a portion of his or her base annual fee for service as a director as specified above. The number of shares of the Company’s common stock subject to each such RSU award granted to the non-employee directors equaled the elective portion of his or her base annual fee payable in RSUs divided by the fair market value of the Company’s common stock as of the date of grant.

RSU awards granted to non-employee directors pursuant to the Director Compensation Policy are subject to Award Agreements under the 2016 Stock Incentive Plan. Such RSU awards are fully vested, entitled to dividend compensation equivalent to dividends declared and paid on the Company’s common stock, and settled in shares of the Company’s common stock upon termination of the director’s service as a director of the Company.

The Company also maintains a Director Contributions Fund from which each incumbent non-employee director has the right, at a specified time each fiscal year, to designate $6,000 in charitable contributions to be made by the Company to properly qualified (under Internal Revenue Code Section 501(c)(3)) charitable organizations.

DIRECTOR COMPENSATION TABLE - FISCAL YEAR 2022

The following Director Compensation table provides information concerning compensation earned by each non-employee director for services rendered in fiscal year 2022. Amounts reported in the following table under Fees Earned or Paid in Cash for each director are dependent upon the various committees on which each director served as a member or as chair during the fiscal year and whether the director served as the lead independent director.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
Daniel T. Carter	$ 88,000	$ 79,962	$ 6,000	$ 173,962
Melissa Claassen	$ 70,000	$ 79,962	$ 6,000	$ 155,962
Eric P. Etchart	$ 75,000	$ 79,962	$ 6,000	$ 160,962
Lara L. Lee	$ 75,000	$ 79,962	$ 6,000	$ 160,962
Edward O. Magee, Jr.[4]	$ 52,500	$ 79,962	$ -	$ 132,462
Trevor I. Mihalik	$ 85,000	$ 79,962	$ 6,000	$ 170,962
Graciela I. Monteagudo	$ 75,000	$ 79,962	$ 6,000	$ 160,962
David B. Pendarvis	$ 75,000	$ 79,962	$ 6,000	$ 160,962
Gregory A. Sandfort	$ 99,000	$ 79,962	$ 6,000	$ 184,962
Anne G. Saunders	$ 77,000	$ 79,962	$ 6,000	$ 162,962

[1]

Except for Mr. Magee and Mses. Lee, Monteagudo, and Saunders, directors receive RSU awards in lieu of cash for all or part of their base annual fees pursuant to elections made as permitted under the Director Compensation Policy. The value of such elective RSU awards received by Ms. Claassen and Messrs. Carter, Etchart, Mihalik, Pendarvis and Sandfort was approximately $60,000.  The number of shares underlying each director’s RSU award is rounded down to the nearest whole share. Mr. Magee and Mses. Lee, Monteagudo, and Saunders elected to receive their fiscal year 2022 base annual fees in cash.

[2]

Amounts reported under Stock Awards represent the grant date fair value for non-elective RSU awards granted pursuant to the Director Compensation Policy. On December 14, 2021, each director received a non-elective RSU award covering 332 shares of the Company’s common stock, with the exception of Mr. Magee who was appointed in June 2022.  The grant date fair value of approximately $80,000 equals the closing price of the Company’s common stock on that the grant date, which was $240.85 multiplied by the number of shares underlying the RSU award. The number of shares underlying each director’s RSU award is rounded down to the nearest whole share. Outstanding RSUs held by each director as of October 17, 2022 are reported in footnotes to Security Ownership of Certain Beneficial Owners and Management table.

[3]	Amounts represent charitable contributions made by the Company in fiscal year 2022 as designated by non-employee directors pursuant to the Company’s Director Contributions Fund.
[4]

On June 21, 2022,  Mr. Magee received a non-elective RSU award covering 437 shares of the Company’s common stock with a grant date fair value of approximately $80,000, based on the closing price of the Company’s common stock on that date of $182.98.

BOARD COMMITTEES

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee is comprised of Eric P. Etchart (Chair), Daniel T. Carter, Trevor I. Mihalik, Gregory A. Sandfort and Anne G. Saunders,  each of whom is an independent director as defined under the Nasdaq Rules. The Corporate Governance Committee also functions as the Company’s nominating committee. The Corporate Governance Committee met four times during the last fiscal year.

Nomination Policies and Procedures

The Corporate Governance Committee acts in conjunction with the Board to ensure that a regular evaluation is conducted of succession plans, performance, independence, and of the qualifications and integrity of the Board. The Corporate Governance Committee also reviews the applicable skills and characteristics required of nominees for election as directors. The objective is to balance the composition of the Board to achieve a combination of individuals of different backgrounds and experiences as described more fully below.  Although the Board has not established any specific diversity criteria for the selection of nominees other than the general composition criteria noted below, the current Board composition includes four female directors  (1/3 of the Board), one of whom chairs a Board committee, one African-American, one Hispanic, and six non-U.S. directors (1/2 of the Board). The Corporate Governance Committee also oversees an annual process of self-evaluation conducted by each committee of the Board and for the Board as a whole, which includes a board evaluation, individual self-evaluations and peer evaluations.

In determining whether to recommend a director for re-election, the Corporate Governance Committee considers the director’s past attendance at meetings, results of evaluations and the director’s participation in and anticipated future contributions to the Board. A director who will have reached the age of 72 prior to the date of the next annual meeting will be expected to retire from the Board. However, the Board may re-nominate any director for up to three additional years if the Board makes a specific finding that relevant circumstances warrant continued service.

The Corporate Governance Committee reviews new Board nominees through a series of internal discussions, reviewing available information, and interviewing selected candidates. Generally, candidates for nomination to the Board have been identified and compiled in a database through director networking resources and professional organizations or suggested by individual directors or employees. The Company does not currently employ a search firm or third party in connection with seeking or evaluating candidates.

The Corporate Governance Committee considers director recruitment and succession planning for the Board at each quarterly meeting. This review entails consideration of various factors that the Corporate Governance Committee believes to be relevant to ensure that the Board maintains a level of diversity and experience that is appropriate for its oversight and governance responsibilities. The Corporate Governance Committee considers the extent of each director’s experience in senior leadership roles and as directors on other public company boards, including service on committees and as committee or board chairs, in addition to age and the tenure of each director on the Board.  Beyond a baseline expectation that directors and director nominees will share the Company values and have demonstrated an ability to promote and sustain a strong corporate culture, the Board endeavors to ensure that the mix of skills among existing directors is appropriate for the evolving business of the Company. To emphasize the importance of continuing education, directors are reimbursed for expenses incurred in connection with attending continuing education programs and conferences and acquiring certain certifications to assist them in remaining abreast of developments in critical issues relating to the operation of public company boards, including environmental, social, and corporate governance.

The following list of specific skills are among the areas of expertise and experience that the Corporate Governance Committee believes will best serve the Company. The list is updated from time to time and each director’s skills in these areas are graded on a scale to assess the level of competence in each area that is available to the Board as a whole. The table below presents those areas in which the Board has determined that individual directors have deep or knowledgeable level of expertise only, and individual directors who are only familiar with those areas are not captured on the table. This information will assist the Board in identifying areas of strengths and weaknesses and will guide the Board on formulating the applicable skills and characteristics of future nominees.

DIRECTOR NOMINEES
Skills and Experience	Steven A. Brass	Cynthia B. Burks	Daniel T. Carter	Melissa Claassen	Eric P. Etchart	Lara L. Lee	Edward O. Magee, Jr.	Trevor I. Mihalik	Graciela I. Monteagudo	David B. Pendarvis	Gregory A. Sandfort	Anne G. Saunders
Finance			X	X	X			X		X	X
Legal, Regulatory, Compliance		X								X
Leadership, Human Capital, Exec. Comp	X	X	X			X	X	X		X	X	X
Industry: Consumer / Retail Markets	X		X	X					X		X	X
Omni-Channel Marketing; Digital	X			X		X			X			X
International / Global Business	X	X		X	X	X		X	X	X
IT / Cybersecurity			X
Operations		X			X		X		X		X
Innovation						X	X					X
ESG					X		X	X

BOARD DIVERSITY MATRIX (as of October 17, 2022)
Total Number of Directors: 12
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity	4	8

Part II: Demographic Background
African American or Black		1
Alaskan Native or Native American
Asian
Hispanic or Latinx	1
Native Hawaiian or Pacific Islander
White	3	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Part III: Non-U.S. Directors (Born Outside the U.S.)	2	4

The Corporate Governance Committee will consider director candidates recommended by security holders under the same criteria as other candidates described above. Nominations may be submitted by letter addressed to: WD-40 Company Corporate Governance Committee, Attn:  Corporate Secretary, 9715 Businesspark Avenue, San Diego, California 92131. Nominations by security holders must be submitted in accordance with the requirements of the Company’s Bylaws, including submission of such nominations within the time required for submission of shareholder proposals as set forth below under the heading, Stockholder Proposals.

AUDIT COMMITTEE

The Audit Committee is comprised of Daniel T. Carter (Chair), Lara L. Lee, Edward O. Magee, Jr., Trevor I. Mihalik, Graciela I. Monteagudo and David Pendarvis, each of whom are independent directors as defined under the Nasdaq Rules. Five meetings of the Audit Committee were held during the last fiscal year to review quarterly financial reports, to consider the annual audit and other audit services, to review the audit with the independent registered public accounting firm after its completion and to fulfill other responsibilities provided for in the Audit Committee’s Charter. The Board has determined that Mr. Carter is an “audit committee financial expert” as defined by regulations adopted by the SEC. Each member of the Audit Committee also satisfies the requirements for service on the Audit Committee as set forth in Rule 5605(c)(2) of the Nasdaq Rules.

FINANCE COMMITTEE

The Finance Committee is comprised of Trevor I. Mihalik (Chair), Daniel T. Carter, Melissa Claassen, Eric P. Etchart, Edward O. Magee, Jr., Graciela I. Monteagudo and Gregory A. Sandfort,  each of whom is an independent director as defined under the Nasdaq Rules. Five meetings of the Finance Committee were held during the last fiscal year. The Finance Committee is appointed by the Board for the primary purpose of assisting the Board in overseeing financial matters of importance to the Company, including matters relating to acquisitions, investment policy, capital structure, and dividend policy. The Finance Committee also reviews the Company’s annual and long-term financial strategies and objectives.

COMPENSATION COMMITTEE

The Compensation Committee is comprised of Anne G. Saunders (Chair), Melissa Claassen, Lara L. Lee, David B. Pendarvis and Gregory A. Sandfort,  all of whom are independent directors as defined under the Nasdaq Rules. The Compensation Committee met four times during the last fiscal year. The Compensation Committee is appointed by the Board for the primary purpose of assisting the Board in matters relating to compensation and benefits of the Company’s executive officers, including management succession.  The Committee is also responsible for establishing the overall compensation strategy for the Company.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended August 31, 2022, there were no compensation committee interlock relationships with respect to the Company’s executive officers, members of the Board and/or the Compensation Committee as described in Item 407(e)(4)(iii) of Regulation S-K promulgated under the Exchange Act.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE REPORT

The Company believes that taking an integrated approach to environmental, social and governance (“ESG”) issues enhances the sustainability and growth of our business and protects the long-term interests of our stakeholders. Our Board has ultimate authority and has demonstrated its continued commitment to the Company’s performance relative to ESG matters.

The Company is focused on building an enduring business that can proudly be passed onto the next generation and on being a responsible corporate citizen for the benefit of our stakeholders.

In fiscal year 2018, the Company established a cross-regional, cross-functional ESG Project Team to formally address ESG topics and provide recommendations to management. In that year, the ESG Project Team completed a comprehensive analysis documenting the Company’s activities and guiding structures that fall under the umbrella of ESG.

In fiscal year 2019, the ESG Project Team completed an ESG Materiality Assessment to obtain from various stakeholders their views of which aspects of ESG were of highest importance. In connection with this assessment, the ESG Project Team engaged Sustainability Partners, led by Drs. Mary and Brian Nattrass, well-known and respected experts in sustainability programs for businesses, non-profits, and governments.

In fiscal year 2020, the ESG Project Team completed a Life Cycle Assessment screening for the Company’s flagship product, WD-40® Multi-Use Product, and prepared for the publication of its inaugural ESG report.

In fiscal year 2021, the Company published its first ESG report, which can be found at https://www.wd40company.com/our-company/corporate-responsibility/. After the publication of the ESG report, the ESG Project Team pursued the objectives and focused on four ESG pillars:  1) social impact, 2) carbon and environmental impact, 3) circular supply chain, and 4) product sustainability lens.

The results on these objectives are included in the Company’s latest ESG report, which has been published contemporaneously with the filing of this Proxy Statement and can be found at https://www.wd40company.com/our-company/corporate-responsibility/. The 2022 ESG report details the Company’s ESG-related objectives, targets, and progress, for fiscal years 2021 and 2022 and establishes objectives and targets for fiscal years 2023 and 2024.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages, and current titles of the Company’s executive officers as of August 31, 2022:

Name Age		Title
Garry O. Ridge	65	Chief Executive Officer (“CEO”) and Chairman of the Board
Steven A. Brass	56	President and Chief Operating Officer; Director
Jay W. Rembolt	71	Vice President, Finance, Treasurer and Chief Financial Officer
Patricia Q. Olsem	55	Division President, The Americas
William B. Noble	64	Managing Director, EMEA
Geoffrey J. Holdsworth	60	Managing Director, Asia-Pacific
Jeffrey G. Lindeman	59	Vice President, Global Organizational Development and Chief Human Resources Officer
Phenix Q. Kiamilev	43	Vice President, General Counsel and Corporate Secretary

Mr. Ridge joined the Company’s Australian subsidiary, WD-40 Company (Australia) Pty. Limited (“WD-40 (Australia)”), in 1987 as Managing Director. He held several senior management positions prior to his appointment as CEO, President, and Chairman of the Board in 1997. Mr. Ridge served as President until 2019 and retired as CEO, effective August 31, 2022. Upon his retirement from the Board as Executive Chairman at the 2022 annual meeting, he will serve an honorary role as Chairman Emeritus.

Mr. Brass joined the Company in 1991 as International Area Manager at the Company’s U.K. subsidiary and has since held several management positions including Country Manager in Germany, Director of Continental Europe, European Sales Director, and European Commercial Director. He then served as Division President, The Americas, from 2016 until 2019, when he was promoted to his President and Chief Operating Officer. In March 2022, Mr. Brass was appointed to the Board and, effective September 1, 2022, Mr. Brass serves as CEO and President.

Mr. Rembolt joined the Company in 1997 as Manager of Financial Services. He was promoted to Controller in 1999 and to Vice President, Finance/Controller in 2001. He was then named Vice President, Finance, Treasurer, and Chief Financial Officer in 2008 and served until his retirement, effective October 31, 2022, from such positions.

Ms. Olsem joined the Company in 2005 and has held various senior management positions including, Vice President Americas Innovation Development Group, Senior Vice President Marketing and Innovation of the Americas, and Senior Vice President and General Manager of the U. S. She was promoted to her current position as Division President, The Americas in 2019.

Mr. Noble joined the Company’s Australian subsidiary, WD-40 (Australia), in 1993 as International Marketing Manager for the Asia Region. He was then promoted to his current position of Managing Director, EMEA and as a Director of the Company’s U.K. subsidiary, WD-40 Company Limited, in 1996.

Mr. Holdsworth joined the Company’s Australian subsidiary, WD-40 (Australia), in 1996 as General Manager and was promoted to his current position of Managing Director, Asia-Pacific and as a Director of WD-40 (Australia) in 1997.

Mr. Lindeman serves as the Company’s Chief Human Resources Officer and was named Vice President, Global Organizational Development in December 2020. He joined the Company in 2016 and has held management positions within the Company’s EMEA segment, including director of human resources, information technology, supply chain and finance. Prior to joining the Company, Mr. Lindeman worked as the senior director of talent and engagement for San Diego International Airport from 2006 to 2016.

Ms. Kiamilev joined the Company in May 2021 as Vice President, Legal, and was appointed General Counsel and Corporate Secretary in December 2021.  From 2019 to 2021, Ms.  Kiamilev served as Vice President, Legal, and General Counsel of Kyriba Corp. and held other legal roles from 2014 to 2019. Ms. Kiamilev also served as in-house counsel for Active Network, LLC after practicing law at Luce, Forward, Hamilton & Scripps LLP (currently Dentons US LLP).

All executive officers hold office at the discretion of the Board. There are no family relationships between any executive officer and any member of the Board. There are no pending litigation or proceedings involving the Company’s officers.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) addresses the philosophy, policies and programs, and the processes and decisions of the Compensation Committee (the “Committee”) in connection with executive compensation for the following Named Executive Officers (the “NEOs”) of the Company for fiscal year 2022:

•	Garry O. Ridge, Chief Executive Officer and Chairman of the Board (“CEO”)
•	Steven A. Brass, President and Chief Operating Officer
•	Jay W. Rembolt, Vice President, Finance, Treasurer and Chief Financial Officer (“CFO”)
•	Phenix Q. Kiamilev, Vice President, Legal, General Counsel and Corporate Secretary
•	Patricia Q. Olsem, Division President, Americas

Our Executive Compensation Programs Incorporate Strong Governance Features

•	No Employment Agreements with Executive Officers	•	Executive Officers are Subject to Stock Ownership Guidelines

•	No Supplemental Executive Retirement Plans for Executive Officers	•	Executive Officers are Prohibited from Hedging or Pledging Company Stock

•	Long-Term Incentive Awards are Subject to Double-Trigger Vesting upon Change of Control	•	No Backdating or Re-Pricing of Equity Awards

•	Annual and Long-Term Incentive Programs Provide a Balanced Mix of Goals for Profitability, Growth and Total Stockholder Return Performance	•	Financial Goals for Performance-Based Equity Awards Never Reset

EXECUTIVE SUMMARY OF EXECUTIVE COMPENSATION DECISIONS AND RESULTS

The compensation structure for the NEOs is comprised of three elements: base salary, retention-related equity compensation, and performance-related cash and equity compensation. Through the application of these elements, a significant portion of NEO realized compensation is directly tied to Company performance measured by increased earnings and total stockholder return (“TSR”).

Performance-based compensation tied to earnings is based on earnings before interest, income taxes, depreciation (in operating departments) and amortization (“EBITDA”), not earnings per share. To measure NEO performance, the Company uses several EBITDA-based measures:

▪“Adjusted EBITDA” defined as EBITDA before deduction of stock-based compensation expense for any vested performance share unit (“PSU”) awards and excludes other non-operating income and expense amounts;

▪ “Regional Adjusted EBITDA” defined as Adjusted EBITDA computed for each of the Company’s relevant financial reporting segments; and

▪“Global Adjusted EBITDA” defined as Adjusted EBITDA computed on a consolidated basis.

Retention-related equity compensation includes restricted stock unit (“RSU”) awards that typically vest annually over a period of three years after grant, subject to earlier vesting upon the effective date of retirement under certain conditions. Retention-related equity compensation features are also reflected in our performance-based market share unit (“MSU”) awards that may be earned over a market return-based measurement period of three years. MSUs earned are subject to a three-year vesting cliff (or pro-rata vesting at the end of the applicable measurement period in the event of earlier retirement under certain conditions).

Performance-related compensation includes (i) an annual cash payment opportunity that is tied to current fiscal year financial results (“Incentive Compensation”); (ii) MSU awards that are tied to a measure of TSR; and (iii) PSU awards that are tied to current fiscal year financial results that exceed levels required for maximum payment of the Incentive Compensation opportunity that is tied to Global Adjusted EBITDA.

The foregoing compensation structure elements are fully described later in this CD&A.

As part of the framework for overall NEO compensation and assessment of compensation for each NEO in light of individual and Company performance, the Committee considers actual and target levels of compensation, short-term and long-term performance periods, labor market data, and peer group executive compensation. The Committee seeks to align individual NEO performance incentives with short-term and long-term Company objectives. The Committee assesses the effectiveness of the established framework for NEO compensation by reviewing each principal element of NEO compensation. The Committee considers measures of Company performance over multi-year periods, specifically including regional and global measures based on the Company’s Adjusted EBITDA, and relative Company performance compared to an established peer group of companies and a comparable market index. The Committee also considers the relative achievement of longer-term strategic objectives as to which each NEO is accountable. Information regarding NEO strategic objectives is provided in the Executive Officer Compensation Decisions for Fiscal Year 2022 section below under the heading, Base Salary: Process.

THREE YEAR PERFORMANCE-BASED COMPENSATION REVIEW

For fiscal year 2022, the Company’s overall financial performance resulted in relatively low achievement of performance measure goals due to impacts of the inflationary environment and global supply chain disruptions in fiscal year 2022 that most severely impacted the Americas and EMEA regions. The Company’s financial results for Regional Adjusted EBITDA under the Company’s Performance Incentive Program was variable depending on the region.  No portion of the first level performance goal for the Americas or EMEA region was achieved, while the maximum first level goal for Adjusted EBITDA for the Asia Pacific region was achieved.  The Company achieved 26.3% of the first level goal for Global Adjusted EBITDA and none of the second level goal for Global Adjusted EBITDA. Each of the NEOs identified for fiscal year 2022, other than Ms. Olsem, earned Incentive Compensation equal to approximately 13% of their Incentive Compensation opportunity because for such NEOs, 50% of their opportunity was based on approximately 26.3% achievement of the first level goal for Global Adjusted EBITDA. Ms. Olsem earned none of her Incentive Compensation opportunity because neither the Regional Adjusted EBITDA goal for the Americas nor the second level goal for Global Adjusted EBITDA was achieved.

For fiscal year 2021, the Company’s overall financial performance resulted in a very high level of achievement of performance measure goals for Regional Adjusted EBITDA and Global Adjusted EBITDA under the Company’s incentive compensation program (the “Performance Incentive Program”) as described below.  With the exception of Regional Adjusted EBITDA for the Americas, which achieved 78% of the maximum for the first level goal for Adjusted EBITDA, the maximum first level goal for Adjusted EBITDA for the EMEA and Asia Pacific regions were achieved and the maximum first and second level goals for Global Adjusted EBITDA were achieved. As a result, for fiscal year 2021, each of the NEOs other than Ms. Olsem earned their maximum Incentive Compensation opportunity and Ms. Olsem earned approximately 89% of her maximum Incentive Compensation opportunity.

For fiscal year 2020, the Company’s overall financial performance resulted in highly variable achievement of performance measure goals for Regional Adjusted EBITDA under the Company’s Performance Incentive Program. Depending on local market impacts resulting from efforts to slow the spread of COVID‑19, most local market results for the Company were either quite strong or very poor. Due to this variability, a modest portion of the first level performance measure goal for the Americas region was achieved, a small portion of the first level performance goal for the EMEA region was achieved, and no portion of the first level performance goal for the Asia-Pacific region was achieved. As a result, a small portion of the first level goal for Global Adjusted EBITDA was achieved and none of the second level goal for Global Adjusted EBITDA was achieved. Each of the NEOs identified for fiscal year 2020, other than Ms. Olsem, earned Incentive Compensation equal to approximately 10% of their Incentive Compensation opportunity while Ms. Olsem earned Incentive Compensation equal to approximately 35% of her Incentive Compensation opportunity. Due to the extreme variability of the impacts of the COVID-19 pandemic on the Company’s financial results across local markets and regions, the Company awarded additional cash compensation to employees, including NEOs, who did not receive at least 25% of their Incentive Compensation opportunity. As a result, each of the NEOs other than Ms. Olsem (who received more than 25% of her Incentive Compensation opportunity) received a supplemental cash compensation award identified as a “Bonus” for fiscal year 2020 in an amount equal to approximately 15% of their Incentive Compensation opportunity.

For the three fiscal years ended August 31, 2022, the TSR for the Company’s shares fell below, by an absolute percentage point difference, the return for the Russell 2000 Index (the “Index”) by 10.9%. As a result, MSUs awarded to applicable NEOs in October 2019 did not vest and were forfeited.

For the three fiscal years ended August 31, 2021, the TSR for the Company’s shares exceeded, by an absolute percentage point difference, the return for the Index by 23.6%. As a result, MSUs awarded to applicable NEOs in October 2018 provided vested shares of the Company’s common stock to such NEOs, other than Ms. Olsem, at 200% of the target number of award shares. Ms. Olsem earned 150% of the target number of award shares for the MSUs awarded to her in October 2018.

For the three fiscal years ended August 31, 2020, the TSR for the Company’s shares exceeded, by an absolute percentage point difference, the return for the Index by 79.2%. As a result, MSUs awarded to applicable NEOs in October 2017 provided vested shares of the Company’s common stock to such NEOs, other than Ms. Olsem, at 200% of the target number of award shares. Ms. Olsem earned 150% of the target number of award shares for the MSUs awarded to her in October 2017.

FISCAL YEAR 2022 COMPENSATION DECISIONS

Compensation decisions for fiscal year 2022 were made in October 2021 based on individual and Company performance during fiscal year 2021 and a market survey conducted by the Committee’s independent compensation consultant, ClearBridge Compensation Group, LLC (“Clearbridge”).

The following is a summary of such decisions made by the Committee for NEO compensation for fiscal year 2022:

•

For fiscal year 2022, base salaries were increased from fiscal year 2021 salary amounts for NEOs  as follows:  a 2.5% increase for all executive officers, except for Ms. Olsem who received a 10% increase.  These increases in base salaries were reasonable and generally modest since NEOs did not receive an increase for fiscal year 2021 due to the continuing uncertainty for the global economy, labor markets, and the Company’s business attributable to the COVID-19 pandemic.

•

Annual Incentive Compensation is awarded to the NEOs under the Company’s Performance Incentive Compensation Plan as described below under the heading Performance Incentive Program.  Under the Performance Incentive Program, goals for Regional Adjusted EBITDA and Global Adjusted EBITDA were established at the beginning of the fiscal year. The Company’s performance as measured against these goals is described in detail below.

•	In October 2021, the NEOs received the following stock-based awards:
•

RSU awards providing for the issuance of a total of 7,288 shares of the Company’s common stock to be earned by continued employment by the Company over a vesting period of three years, subject to earlier vesting upon the effective date of retirement under certain conditions. These awards serve a retention purpose together with an incentive to maximize long term stockholder value through share price appreciation.

•

MSU awards subject to performance vesting covering a target number of shares of the Company’s common stock totaling 7,288 shares. If the Company’s TSR over the three-year measurement period matches the median return for the Index, the target number of shares of the Company’s common stock would vest and be issued to the NEOs.  The actual number of shares to be issued to the NEOs will be from 0% to 200% of the target number of shares depending upon the Company’s TSR compared to the return for the Index.

•

PSU awards providing an opportunity to receive up to a maximum of 6,430 restricted shares of the Company’s common stock. The PSU awards provide for vesting at the end of fiscal year 2022 if the Company achieves a level of Global Adjusted EBITDA for the fiscal year in excess of the maximum goal for Global Adjusted EBITDA established for the Performance Incentive Program.  The Company’s Global Adjusted EBITDA for fiscal year 2022 fell short of the minimum goal for Global Adjusted EBITDA established for the Performance Incentive Program. As a result, the PSU awards did not vest and were forfeited.

•

Equity awards for fiscal year 2022 varied among the NEOs based on labor market compensation practices specific to the region of employment, relative achievement of individual performance measures and goals established for each NEO, as well as Company performance for fiscal year 2022 in areas over which each NEO had direct influence.

•

The Committee has considered the results of advisory Say-on-Pay votes in its decision-making for executive compensation of the NEOs and has concluded that no significant changes in executive compensation decisions and policies are warranted.    For additional details on Say-on-Pay results, please refer to Item No. 2 Advisory Vote to Approve Executive Compensation (“Say-on-Pay”) above.

In March 2022, the Committee made compensation decisions, which included a grant of 5,347 RSUs, in connection with Mr. Ridge’s retirement as CEO as of August 31, 2022 and Chairman of the Board as of December 13, 2022. A summary of such decisions is set forth in the Executive Compensation section under the heading, “Summary of Transition and Release Agreement with Garry O. Ridge.”

GOVERNANCE OF EXECUTIVE OFFICER COMPENSATION PROGRAM

The primary purpose of the Committee is to establish the compensation and benefit arrangements for our CEO and other NEOs and executive officers of the Company, on behalf of the Board. The Committee is responsible for developing and reviewing the Company’s overall executive compensation strategy, with support from management and consultants. For fiscal year 2022 executive compensation decisions, the Committee engaged an independent compensation consulting firm, ClearBridge. The Committee also has the authority to administer the Company’s equity compensation plans.

The Committee operates pursuant to a charter that outlines its responsibilities, including evaluating the performance and approving annual compensation and benefits for the Company’s executive officers. A copy of the Compensation Committee Charter (“Compensation Charter”), which is reviewed annually, can be found on the Company’s website at http://investor.wd40company.com in the “Corporate Governance” section.

PROCESS FOR EVALUATING EXECUTIVE OFFICER PERFORMANCE AND COMPENSATION

In accordance with its Compensation Charter, the Committee works with the Company’s Human Resources function in carrying out its responsibilities. The Vice President of Global Organizational Development is management’s liaison with the Committee. ClearBridge provides advice and information relating to executive compensation and benefits. For fiscal year 2022,  ClearBridge assisted the Committee in the evaluation of executive base salary, cash incentives, equity incentive design and award levels, and the specific pay recommendation for our CEO. ClearBridge reports directly to the Committee and provides no services to management.

EXECUTIVE COMPENSATION PHILOSOPHY AND FRAMEWORK

COMPENSATION OBJECTIVES

The Company’s compensation program for executive officers is designed to achieve five primary objectives:

1.Attract, motivate, reward and retain high performing executives;

2.Align the interests and compensation of executives with the value created for stockholders;

3.Create a sense of motivation among executives to achieve both short- and long-term Company objectives;

4.Create a direct, meaningful link between business and team performance and individual accomplishment and rewards; and

5.Ensure our compensation programs are appropriately competitive in the relevant labor markets.

TARGET PAY POSITION / MIX OF PAY

The Company’s compensation program consists primarily of base salary, annual cash incentives, and long-term oriented equity awards. The Committee considers multiple factors when establishing target total compensation opportunities for executive officers (including base salary, target incentive compensation, and RSU, PSU and MSU equity awards). Specifically, compensation is determined considering internal factors (including, but not limited to, individual performance, complexity of job function, length of time within the position and anticipated contribution) as well as external market data. When using external market data, the Committee does not target a specific pay positioning. Instead, the Committee reviews the full range of market data, with a specific focus on market 50th percentile of total compensation as a reference point. The Committee then assesses internal factors for each executive officer, which results in final total target pay levels above or below the market 50th percentile, depending on the Committee’s individual assessment. Based on recent market analysis, executive officer target pay levels generally fall between the 25th and the 50th percentiles on average, with variability by individual. Actual compensation will vary from target based on the Company’s incentive compensation plan designs, which consider the Company’s performance. This approach is consistent with the Committee’s historic approach to assessing market data and setting target pay levels (i.e., considering a holistic assessment of relevant internal and external considerations, on an individual case-by-case basis).

The mix of pay for executive officers is intended to provide significant incentives to drive overall Company performance and increased stockholder value. This mix consists of Salary and All Other Compensation amounts as reported in the Summary Compensation Table under Executive Compensation below,  maximum possible values for RSUs, MSUs and PSUs (collectively, “Stock Awards”) as reported in the table in footnote 1 to the Summary Compensation Table,  maximum possible non-equity incentive plan compensation amounts as reported in the Grants of Plan-Based Awards table under Executive Compensation below, and when applicable, Bonus.  The total of these maximum possible compensation amounts for NEOs is referred to as “Total Compensation Opportunity.” In the charts below, the Total Compensation Opportunity for the CEO, and for all other NEOs in the aggregate, has been divided among elements of compensation that are considered at risk (MSUs, tied to longer term relative stockholder return, and PSUs and Incentive Compensation, tied to current fiscal year financial performance), and those elements that are not performance-based and not considered at risk (Salary, All Other Compensation and RSUs). Approximately 59%  of the CEO’s Total Compensation Opportunity for fiscal year 2022 was at risk (which percentage would have been higher if the additional RSU grant in March 2022 as shown in the table under the section, “Grants of Plan-Based Awards - Fiscal Year 2022,” had not been included) while approximately 62% of the Total Compensation Opportunity for fiscal year 2022 for the other NEOs was at risk.

COMPENSATION BENCHMARKING

Before making fiscal year 2022 compensation decisions in October 2021, the Committee examined the executive compensation practices of a peer group of 13 publicly traded companies to assess the competitiveness of the Company’s executive compensation. Peer group companies were selected from a list of U.S. headquartered companies having revenues, earnings, and market capitalization reasonably comparable to the Company and doing business in the specialty chemical industry or within specific consumer products categories. Compared to the prior year peer group, the list for fiscal year 2022 excluded two companies, Landec Corporation and Rayonier Advanced Materials, Inc., that were no longer considered reasonably comparable to the Company based on revenues, market capitalization and/or primary business focus and added Livent Corporation, which is an international chemicals company that more closely meets the peer group criteria.  In addition to peer group data, the Committee considered general industry company survey data provided by Korn Ferry Hay Group, a global management consulting firm. The Committee applied these data sources to establish the market median level of compensation for each executive officer position. The peer group companies used in the analysis for fiscal year 2022 compensation decisions were as follows:

•	American Vanguard Corporation	•	Livent Corporation
•	Balchem Corporation	•	Prestige Consumer Healthcare, Inc.
•	Chase Corporation	•	Quaker Chemical Corporation
•	Dorman Products, Inc.	•	Sensient Technologies Corporation
•	Hawkins, Inc.	•	Stoneridge Inc.
•	Ingevity Corporation	•	USANA Health Sciences, Inc.
•	Innospec Inc.

EXECUTIVE OFFICER COMPENSATION DECISIONS FOR FISCAL YEAR 2022

BASE SALARY: PROCESS

Base salaries for executive officers, including NEOs, are approved by the Committee effective for the beginning of each fiscal year. In setting base salaries, the Committee normally considers the salary range prepared by its independent compensation consultant based on each NEO’s job responsibilities and the market 50th percentile target pay position. Salary adjustments, if any, are based on factors such as individual performance, position, current pay relative to the market, future anticipated contribution and the Company’s merit increase budget. Assessment of individual performance follows a rigorous evaluation process, including self-evaluation and the establishment of annual goals for each executive officer and an assessment of the achievement thereof. Individual performance elements considered in this process included individual and Company performance goals and achievements in such areas as growth, leadership, earnings and governance for Mr. Ridge; growth, leadership, innovation, brand development, earnings and customer relations for Mr. Brass; governance and risk, compliance, forecasting and financial reporting for Mr. Rembolt; business unit performance, teamwork, execution and growth for Ms. Olsem; and global brand protection, corporate governance, legal services,  risk management, and compliance for Ms. Kiamilev.

BASE SALARY: FISCAL YEAR 2022

In October 2021, base salary increases for executive officers for fiscal year 2022 were approved as follows:  a 2.5% increase from fiscal year 2021 salary amounts for all executive officers, except for Ms. Olsem who received a 10% increase. These increases in base salaries were reasonable and generally modest since executive officers did not receive an increase for fiscal year 2021. Base salaries in fiscal year 2021 remained unchanged from fiscal year 2020 due the continuing uncertainty for the global economy, labor markets, and the Company’s business attributable to the COVID-19 pandemic.

PERFORMANCE INCENTIVE PROGRAM

The Company uses its Performance Incentive Program, which is a component of the WD-40 Company Performance Incentive Compensation Plan approved by the stockholders at the Company’s 2017 annual meeting, to tie executive officer compensation to the Company’s financial performance.

For NEOs, Incentive Compensation opportunities for fiscal year 2022 were based on goals for two corporate performance measures: (i)  Regional Adjusted EBITDA; and/or (ii)  Global Adjusted EBITDA.

In computing the financial results to be measured against the goals established for Regional Adjusted EBITDA and Global Adjusted EBITDA performance measures, the Company may exclude certain expenditures as approved by the Committee. For fiscal year 2022,  no such exclusions were applicable.

The Company’s Incentive Compensation program is designed to fund the Incentive Compensation payout to employees, including NEOs, from increased earnings over the prior fiscal year.  If the Company does not realize an increase in Global Adjusted EBITDA over the prior fiscal year, it is possible that Ms. Olsem will earn some Incentive Compensation because the performance measure for a portion of the Incentive Compensation opportunity payable to her is based on Regional Adjusted EBITDA.

Depending upon performance, the Incentive Compensation opportunities for fiscal year 2022 reach up to 200% of base salary for Mr. Ridge, up to 160% of base salary for Mr.  Brass, up to 100% of base salary for Mr. Rembolt,  up to 110% of base salary for Ms. Olsem, and up to 90% of base salary for Ms. Kiamilev.

The Performance Incentive Program provides for three performance measure levels:  Levels A, B and C. Only two of the three performance measure goals are applied for NEOs to calculate earned Incentive Compensation and to provide enhanced incentives to achieve maximum Global Adjusted EBITDA results for the benefit of stockholders. For NEOs, the Performance Incentive Program for fiscal year 2022 provided two performance measure levels (A and C) for determination of earned Incentive Compensation; each level represented 50% of the maximum Incentive Compensation potential (“Annual Opportunity”). The maximum Incentive Compensation payout for Ms. Olsem required achievement of specified goals for Regional Adjusted EBITDA (Level A) and Company performance that equaled the maximum goal amount for Global Adjusted EBITDA (Level C,) each described below. For Messrs. Ridge, Brass and Rembolt and Ms. Kiamilev (each of whom has global rather than regional responsibilities), the maximum Incentive Compensation payouts required achievement of specified goals for Global Adjusted EBITDA for each of Levels A and C.

Target and maximum payouts for NEOs for the fiscal year 2022 Performance Incentive Program are disclosed below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2022.

The following table sets forth the fiscal year 2022 Incentive Compensation payout weightings and the minimum and maximum goals for the performance measures applicable to each of the NEOs. The minimum and maximum Level A goals for Regional Adjusted EBITDA and Global Adjusted EBITDA were based on earnings before deduction of Incentive Compensation. The minimum and maximum Level C goals for Global Adjusted EBITDA were based on earnings after deduction of an estimate of the maximum possible Incentive Compensation for Levels A and B, but before deduction of Incentive Compensation for Level C.

Level	Performance Measure	Garry O. Ridge Jay W. Rembolt Steven A. Brass Phenix Q. Kiamilev	Patricia Q. Olsem	Minimum Goal FY 2022 ($ thousands)	Maximum Goal FY 2022 ($ thousands)
A	Regional EBITDA (Americas)	N/A	50%	$ 61,041	$ 65,914
A	Global EBITDA	50%	N/A	$ 92,165	$ 107,895
C	Global EBITDA	50%	50%	$ 96,895	$ 106,285

The following table sets forth the fiscal year 2022 performance and percentage achievement for each performance measure under the Performance Incentive Program formulas applicable to NEOs.

Level	Performance Measure	Actual FY 2022 ($ thousands)	% Achievement
A	Regional EBITDA (Americas)	$ 57,504	0.0%
A	Global EBITDA	$ 96,299	26.3%
C	Global EBITDA	$ 93,258	0.0%

Achievement of the maximum goals for Regional Adjusted EBITDA and Global Adjusted EBITDA is intended to be attainable through the concerted efforts of management teams working in their own regions and areas of responsibility and for the Company as a whole.

Based on the Company’s fiscal year 2022 performance and the Committee’s certification of the relative attainment of each performance measure under the Performance Incentive Program, the payouts for our NEOs were calculated. On October 10, 2022, the Committee approved payment of the following Incentive Compensation to NEOs for fiscal year 2022 performance:

Named Executive Officer	Title	FY 2022 Annual Opportunity (As % of Base Salary)	FY 2022 Incentive Compensation Paid ($)	FY 2022 Actual Incentive Compensation (As % of Opportunity)
Garry O. Ridge	Chief Executive Officer and Chairman of the Board	200%	$ 181,678	13%
Steven A. Brass	President and Chief Operating Officer	160%	$ 96,091	13%
Jay W. Rembolt	Vice President, Finance, Treasurer	100%	$ 43,992	13%
	and Chief Financial Officer
Phenix Q. Kiamilev	Vice President, General Counsel	90%	$ 32,001	13%
	and Corporate Secretary
Patricia Q. Olsem	Division President, Americas	110%	$ -	0%

To illustrate how the Performance Incentive Program with Levels A and C works, Ms. Kiamilev’s Incentive Compensation of $32,001 for fiscal year 2022 was generally computed as follows:

•	Incentive Compensation Annual Opportunity = 90% x Salary ($271,625) = $244,463
•	Level A (Regional Adjusted EBITDA) = 50% of Annual Opportunity = $122,231

—  Level A Incentive Compensation = Level A Achievement (26.3%) x Level A Annual Opportunity = $32,001

•	Level C (Global Adjusted EBITDA) = 50% of Annual Opportunity = $122,231

—  Level C Incentive Compensation = Level C Achievement (0%) x Level C Annual Opportunity = $0

•	Level A Incentive Compensation + Level C Incentive Compensation = $32,001 + $0 = $32,001

Equity Compensation

Equity compensation is a critical component of the Company’s efforts to attract and retain executives and key employees, encourage employee ownership in the Company, link pay with performance and align the interests of executive officers with those of stockholders. To provide appropriately directed incentives to our executive officers, the Company grants awards of RSUs, MSUs and PSUs. Equity awards for fiscal year 2022 were granted to NEOs pursuant to the Company’s 2016 Stock Incentive Plan.

In October 2021, primary equity allocations of RSU and MSU awards for fiscal year 2022 were granted. The authorized awards were divided equally between the two types of awards for NEOs. MSU awards provide for vesting after the measurement period, as described in more detail below. In addition to the RSU and MSU awards, the NEOs were also granted PSU awards in October 2021.  Compared to the retention and long-term performance-based attributes of the RSU and MSU awards, the PSU awards provide a near-term incentive. If the applicable performance measures are achieved, PSU awards vest at the end of the fiscal year for which they are granted. RSU, MSU and PSU awards are subject to terms and conditions set forth in an applicable award agreement (the “Award Agreement”).

The principal attributes and benefits of equity awards for executive officers are as follows:

•	RSU awards provide for annual vesting in relatively equal portions over three years from the grant date, subject to earlier vesting upon the effective date of retirement under certain conditions.
•

MSU awards provide for performance-based vesting tied to the Company’s TSR over a performance measurement period of three fiscal years beginning with the fiscal year in which the awards are granted and ending on August 31st of the third year. The change in the value of the Company’s common stock assumes the reinvestment of dividends and compares the Company’s TSR against the Index.

•

PSU awards provide for performance-based vesting tied to the Company’s Global Adjusted EBITDA achievement for the fiscal year in which the awards are granted in excess of the maximum goal for Global Adjusted EBITDA under Level C of the Company’s Performance Incentive Program.

•	RSU and MSU awards provide for the issuance of shares of the Company’s common stock upon vesting.
•

PSU awards provide for the issuance of restricted shares of the Company’s common stock upon vesting.  These issued shares are restricted to the extent that they may not be sold before termination of employment.

•

A mix of equity awards is more balanced compared to RSU awards alone or other equity awards, such as stock options, because:  (i) annual MSU awards provide a more direct performance-based incentive aligned directly with longer term stockholder interests; (ii) RSU awards have a higher perceived value to recipients than stock options; (iii) PSU awards offer a reward for exceeding the highest goal for near-term financial results for the Company;  (iv) equity awards have a  less dilutive impact on total outstanding shares  than stock options; and (v) holding shares of the Company’s common stock (and earning dividends) encourages long-term stock ownership, promotes retention and supports compliance with the Company’s stock ownership guidelines (described below in the Other Compensation Policies section, under the heading, Executive Officer Stock Ownership Guidelines).

The Board recognizes the potentially dilutive impact of equity awards. Accordingly, the Company’s equity award practices are designed to balance the impact of dilution and the Company’s need to remain competitive by recruiting, retaining, and providing incentives for high-performing employees.

Restricted Stock Unit Awards

RSU awards provide for the issuance of shares of the Company’s common stock upon vesting provided that the employee remains employed with the Company on the applicable vesting date (except for termination of employment due to death or disability or vesting upon retirement as noted below).  Except as otherwise noted, RSU awards vest annually over three years from the grant date. 34% of the RSU award vests on the first vesting date and 33% of the RSU award vests on each of the second and third vesting dates. The vesting date each year is the third business day following the Company’s public release of its annual earnings for the fiscal year, but not later than November 15.

Award Agreements provide that for employees who retire from the Company after reaching age 65, or employees who retire from the Company after reaching age 55 and have been employed by the Company for at least 10 years, all RSUs will vest upon the effective date of retirement.

Shares for RSU awards granted prior to fiscal year 2021 that vest due to death, disability or retirement will be issued within 30 days after the effective date of termination of employment, except for specified employees, including the Company’s executive officers, whose RSU shares will be issued no earlier than 6 months after the effective date of separation from service or termination of employment due to disability. For shares of RSU awards granted starting in fiscal year 2022, RSU shares will be issued no earlier than 6 months after the effective date of separation of service, which policy shall apply to every employee.

Payment of required withholding taxes due to the vesting of the RSU awards will be covered through withholding of shares by the Company. The Company will issue a net number of RSU shares after withholding shares having a value as of the vesting date, or as of the date of issuance in the case of death, disability or retirement, equal to the required tax withholding obligation.

Market Share Unit or MSU Awards

MSU awards provide for vesting over a performance measurement period of three fiscal years commencing with the fiscal year in which the MSU awards are granted (the “MSU Measurement Period”). Except as noted below with respect to vesting upon death, disability or retirement, employees must remain employed with the Company until the date on which the Committee certifies achievement of the requisite performance provided for in the MSU Award Agreement. Shares of the Company’s common stock equal to an “Applicable Percentage” of the “Target Number” of shares covered by the MSU awards to NEOs will be issued on the Settlement Date (defined below). The Applicable Percentage is determined by the performance provisions of the MSU Award Agreements described below. The Settlement Date for an MSU award is the third business day following the Company’s public release of its annual earnings for the third fiscal year of the MSU Measurement Period.

Award Agreements provide for monthly pro-rata vesting of MSUs as of the end of the MSU Measurement Period in the event of the earlier termination of employment due to death, disability, or retirement after reaching age 65, or retirement after reaching age 55 with at least 10 years of employment with the Company.  To calculate the number of MSUs vested and the corresponding number of shares to be issued on the Settlement Date, the Target Number of shares covered by the MSU awards will be adjusted according to the pro-rata portion of the Measurement Period that has elapsed as of the effective date of termination of employment. The Committee may also exercise its discretion to provide for monthly pro-rata vesting of MSUs awarded to an employee who resigns or is terminated by the Company for reasons other than good cause.

Payment of required withholding taxes due to the settlement of an MSU award, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of MSU shares after withholding shares having a value on the Settlement Date equal to the required tax withholding obligation.

The performance provisions of MSU awards are based on relative TSR for the Company over the MSU Measurement Period compared to the total return (“Return”) for the Index reported for total return (with dividends reinvested), as published by Russell Investments. To compute the relative TSR for the Company compared to the Return for the Index, dividends paid will be treated as reinvested as of the ex-dividend date for each declared dividend.

The Applicable Percentage of the Target Number of shares will be determined for NEOs based on the absolute percentage point difference between the TSR for the Company compared to the Return for the Index (the “Relative TSR”) as set forth in the table below:

Relative TSR
(absolute percentage point difference)	Applicable Percentage
≥ 20%	200%
15%	175%
10%	150%
5%	125%
Equal	100%
-5%	75%
-10%	50%
>-10%	0%

The Applicable Percentage will be determined on a straight-line sliding scale from the minimum 50% Applicable Percentage achievement level to the maximum 200% Applicable Percentage achievement level.  To determine the TSR for the Company and the Return for the Index, the beginning and ending values for each measure will be determined by taking the average closing price on all market trading days within the ninety (90) calendar days prior to the beginning of the fiscal year for the beginning of the MSU Measurement Period and all market trading days within the ninety (90) calendar days prior to the end of the third fiscal year of the MSU Measurement Period.

In the event of a Change in Control (as defined in the 2016 Stock Incentive Plan), the MSU Measurement Period will end as of the effective date of the Change in Control and the ending values for calculating the TSR for the Company and the Return for the Index will be determined based on the closing price of the Company’s common stock and the value of the Index, respectively, immediately prior to the effective date of the Change in Control. The Applicable Percentage will be applied to a proportionate amount of the Target Number of MSUs based on the portion of the Measurement Period elapsed as of the effective date of the

Change in Control. The NEO will receive RSUs for the portion of the Target Number of MSUs to which the Applicable Percentage is not applied. Those RSUs will time vest, subject to rights under the NEO’s Change of Control Severance Agreement, as of the Settlement Date.

Performance Share Unit or PSU Awards

PSU awards provide for vesting over a performance measurement period of the fiscal year in which the PSU awards are granted (the “PSU Measurement Year”). The PSU awards provide for vesting of PSUs equal to an “Applicable Percentage” of the “Maximum Number” of PSUs awarded to the NEOs as of the conclusion of the PSU Measurement Year. The Applicable Percentage is determined by reference to the vesting provisions of the PSU Award Agreement as described below. Restricted shares of the Company’s common stock equal to the number of vested PSUs will be issued as of the “Settlement Date.” The restricted shares issued upon vesting of the PSUs will be subject to a restrictive endorsement and may not be sold before termination of employment. The Settlement Date for vested PSU awards is the third business day following the Company’s public release of its annual earnings for the PSU Measurement Year.

Award Agreements provide for monthly pro-rata vesting of PSUs as of the end of the PSU Measurement Year in the event of the earlier termination of employment due to death, disability, or retirement after reaching age 65, or retirement after reaching age 55 with at least 10 years of employment with the Company.  To calculate the number of shares to be issued upon vesting of the PSUs, the Maximum Number of shares covered by the PSU awards will be adjusted according to the pro-rata portion of the PSU Measurement Year that has elapsed as of the effective date of termination of employment.

Payment of required withholding taxes due with respect to the settlement of any vested PSU award will be covered through withholding of shares by the Company. The Company will issue a net number of PSU shares after withholding shares having a value as of the Settlement Date equal to the required tax withholding obligation.

The vesting provisions of the PSUs are based on relative achievement within an established performance measure range of the Company’s Global Adjusted EBITDA for the PSU Measurement Year.

For fiscal year 2022, the established performance targets for PSUs to vest are set forth in the table below:

Global Adjusted EBITDA	Applicable Percentage
≥ $108,762,000	100%
$102,500,000	5%
< $102,500,000	0%

If Global Adjusted EBITDA exceeds the performance target set at 5%, then the Applicable Percentage is determined on a straight-line basis from the implied zero percentage achievement level of $102,170,000 to the 100% Applicable Percentage achievement level, but the Applicable Percentage shall not exceed 100%.

EQUITY AWARDS – FISCAL YEAR 2022

For fiscal year 2022, equity awards to our executive officers were generally granted to satisfy goals for executive officer retention, to provide incentives for current and future performance, and to meet objectives for overall levels of compensation and pay mix. Equity awards granted to NEOs by the Committee in October 2021 and March 2022 are set forth below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2022. In establishing award levels for the NEOs in October 2021 for fiscal year 2022, the Committee placed emphasis on long-term retention goals and desired incentives for current and future contributions. The RSU and MSU awards in October 2021 to our CEO were, consistent with past practice, larger than the awards to the other NEOs in recognition of his higher level of responsibility for overall Company performance and based upon market data that supports a higher level of equity compensation for our CEO. RSU awards and Target Number of shares covered by MSU awards were determined for each NEO based on an assessment of the NEO’s achievement of individual performance goals as well as Company performance for fiscal year 2021 in areas over which the NEO had particular influence. The grant of RSUs to the CEO in March 2022 is discussed in the Executive Compensation section under the heading, “Summary of Transition and Release Agreement with Garry O. Ridge.” The PSU awards were established by reference to each NEO’s Incentive Compensation opportunity based on fiscal year 2021 base salary and fiscal year 2022 maximum Incentive Compensation opportunity; the share equivalent value of the PSUs awarded to NEOs as of the date of grant equals 50% of the NEO’s maximum Incentive Compensation opportunity.

Market Share Unit or MSU Award Vesting for Three Fiscal Year Performance Achievement

On October 10,  2022, the Committee reviewed the performance measure applicable to MSU awards granted to the NEOs in October 2019. The Committee assessed the Company’s relative TSR compared to the Return for the Index for the performance

Measurement Period ended August 31, 2022 to calculate the number of shares of the Company’s common stock for those MSU awards vesting, if any. The relative TSR compared to the Return for the Index (as an absolute percentage point difference) over the three fiscal year Measurement Period ending August 31, 2022 was 10.9% lower. As a result, based on the table above in the description of the MSU awards, the Committee certified that the Applicable Percentage of the Target Number of shares underlying the MSU awards granted in October 2019 was 0%  for each of the NEOs.

The following table sets forth the Target Number of shares underlying the MSU awards granted to each NEO in October 2019, none of which vested and were forfeited:

Named Executive Officer	Target Number	Vested Shares
Garry O. Ridge	4,295	-
Steven A. Brass	1,745	-
Jay W. Rembolt	805	-
Phenix Q. Kiamilev	-	-
Patricia Q. Olsem	698	-

Performance Share Unit or PSU Award Vesting for Fiscal Year 2022 Performance Achievement

PSU awards granted to the NEOs in October 2021 as shown in the Grants of Plan-Based Awards - Fiscal Year 2022 table below did not vest and were forfeited without any value to the NEOs. The Company’s Global Adjusted EBITDA (as described above in the description of PSU awards), which was $93,133,000 for fiscal year 2022, was not attained as required for vesting.

BENEFITS AND PERQUISITES

The NEOs are provided with standard health and welfare benefits and the opportunity to participate in the Company’s 401(k) Plan, similar to those generally offered to other Company employees. The Plan serves to provide our executive officers, including the eligible NEOs, with tax-advantaged retirement savings as an additional component of overall compensation. Employees have the right to invest the Company’s contributions to the Plan in shares of the Company’s common stock as an alternative to other investment choices available under the Plan.

The Company maintains individual Supplemental Death Benefit Plan agreements for Messrs. Ridge and Rembolt, and such agreements will terminate once they are no longer employees as of January 2, 2023 and January 6, 2023, respectively. The Company’s obligations under these agreements are funded by life insurance policies owned by the Company.

The Company also provides leased vehicles or a vehicle allowance to its executive officers. The costs associated with the perquisites and other personal benefits provided to the NEOs are included in the Summary Compensation Table below and separately identified for fiscal year 2022 in the footnote disclosure of such perquisites and other personal benefits.

The Committee considers the cost of the foregoing health and welfare benefits and perquisites in connection with its approval of the total compensation package for our NEOs. All such costs are considered appropriate in support of the Committee’s objective of attracting and retaining high quality executive officers because they are common forms of benefits and perquisites offered to executives, who expect and compare them to competing compensation packages.

POST-EMPLOYMENT OBLIGATIONS

The Company has change of control severance agreements with each of the NEOs. The specific terms of the agreements are described below under the heading, Change of Control Severance Agreements. In establishing the terms and conditions of these agreements, consideration was given to including severance compensation in the event of termination of employment without cause (or for good reason) without regard to a change of control of the Company. No such provisions were included, and severance compensation is payable only following a “double-trigger”:  termination of employment without “cause” or for “good reason” within two years following a “change of control” of the Company (as defined in these agreements).

The Committee believes that the change of control severance agreements help ensure the best interests of stockholders by fostering continuous employment of key management personnel. As is the case in many public companies, the possibility of an unsolicited change of control exists. The uncertainty among management that can arise from a possible change of control can result in the untimely departure or distraction of key executive officers. Reasonable change of control severance agreements reinforce continued attention and dedication of executive officers to their assigned duties and support the Committee’s objective of retaining high quality executives.

OTHER COMPENSATION POLICIES

EXCHANGE ACT RULE 10b5-1 TRADING PLANS AND INSIDER TRADING GUIDELINES

A description of the Company’s insider trading policies applicable to our executive officers is included above in this Proxy Statement under Insider Trading Policy – Prohibited Hedging Transactions.

EXECUTIVE OFFICER STOCK OWNERSHIP GUIDELINES

The Board has approved guidelines for executive officer ownership of the Company’s common stock. The guidelines specify that each executive officer will be expected to attain, within a period of five years from the later of the date of appointment of the executive officer or the date of adoption of the guidelines, and to maintain thereafter, equity ownership in the Company valued at not less than one times current base salary for executive officers other than our CEO and CFO, two times the current base salary for our CFO, and five times the current base salary for our CEO. Valuation is determined at the higher of cost or current fair market value for shares of the Company’s common stock held outright and, if applicable, shares underlying vested equity awards held by the executive officers.

The Board believes that the stock ownership guidelines serve to improve alignment of the interests of our executive officers and the Company’s stockholders. As of October 17, 2022, all NEOs comply with the established guidelines of stock ownership.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to certain covered executive officers. Section 162(m) generally provides that a company covered by the statute cannot deduct compensation paid to its most highly paid executive officers to the extent that such compensation exceeds $1 million per officer per taxable year.

While the Committee will always seek to maximize the deductibility of compensation paid to the Company’s executive officers, the Committee provides total compensation to the executive officers in line with competitive practice, the Company’s compensation philosophy, and the interests of stockholders. Therefore, the Company presently pays some compensation to its executive officers that may not be deductible under Section 162(m) and it is anticipated that the Company will continue to do so.

ACCOUNTING CONSIDERATIONS

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for share-based payment awards made to employees and directors, including restricted stock awards and performance-based awards, based on the grant date fair value of these awards. Depending upon the type of performance conditions applicable to performance-based awards, ASC Topic 718 may require the recording of compensation expense over the service period for the award (usually, the vesting period) based on the grant date value (such as for our MSUs) or compensation expense may be recorded based on the expected probability of vesting over the vesting period, subject to adjustment as such probability may vary from period to period (such as for our PSUs). This calculation is performed for accounting purposes and amounts reported in the compensation tables below are based on the compensation expense expected to be recorded over the vesting periods for the awards, determined as of the grant date for the awards. In the case of our MSUs, the grant date values fix the compensation expense to be recorded over the vesting period. These amounts are reported even though our executive officers may realize more or less value from their MSU awards depending upon the actual level of achievement of the applicable performance measure. In the case of our PSUs, no value is included in the Summary Compensation Table or in the table under Grants of Plan-Based Awards – Fiscal Year 2022 because ASC Topic 718 requires that we assess the probability of vesting of the PSUs as of the grant date. As of the grant date, we did not consider it probable that the PSUs would become vested even though it was possible that our executive officers would receive shares upon vesting of the PSUs following the end of the fiscal year upon achievement of the applicable performance measure.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of WD-40 Company’s Board of Directors (the “Board”) has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement and the Company’s annual report on Form 10-K for the year ended August 31, 2022, and, based upon that review and discussion, recommended to the Board that it be so included.

Compensation Committee

Anne G. Saunders (Chair)

Melissa Claassen

Lara L. Lee

David B. Pendarvis

Gregory A. Sandfort

EXECUTIVE COMPENSATION

As August 31, 2022, none of our executive officers has an employment agreement or other arrangement, whether written or unwritten, providing for a term of employment or compensation for services rendered other than under specific arrangements, plans or programs described herein.

For fiscal year 2022, our executive officers received compensation benefits for services rendered in fiscal year 2022 as more fully described and reported in the CD&A section of this Proxy Statement and in the compensation tables below. Total cash compensation for fiscal year 2022,  comprised of annual salary and earned Incentive Compensation, was 25% of total compensation for our CEO and 38%  to 47% of total compensation for the other NEOs.

SUMMARY COMPENSATION TABLE

The following table shows information for the three fiscal years ended August 31, 2022, August 31, 2021, and August 31, 2020 concerning the compensation of our CEO, our CFO and the three most highly compensated executive officers other than the CEO and CFO as of the end of fiscal year 2022 (collectively, the “Named Executive Officers” or “NEOs”):

Name and Principal Position(s)	Year	Salary	Bonus	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	All Other Compensation[3]	Total
Garry O. Ridge	2022	$ 692,121	$ -	$ 2,621,233	$ 181,678	$ 137,381	$ 3,632,413
Chief Executive Officer	2021	$ 675,240	$ -	$ 1,574,584	$ 1,350,480	$ 129,584	$ 3,729,888
and Chairman of the Board	2020	$ 675,240	$ 196,718	$ 1,775,853	$ 140,647	$ 119,403	$ 2,907,861

Steven A. Brass	2022	$ 457,583	$ -	$ 825,029	$ 96,091	$ 101,180	$ 1,479,882
President and Chief Operating Officer	2021	$ 446,422	$ -	$ 787,292	$ 714,275	$ 97,156	$ 2,045,145
	2020	$ 446,422	$ 103,727	$ 721,505	$ 74,161	$ 96,810	$ 1,442,625

Jay W. Rembolt	2022	$ 335,186	$ -	$ 360,772	$ 43,992	$ 108,469	$ 848,419
Vice President, Finance,	2021	$ 327,011	$ -	$ 295,136	$ 327,011	$ 106,787	$ 1,055,945
Treasurer and Chief Financial Officer	2020	$ 327,011	$ 47,634	$ 332,844	$ 34,037	$ 101,178	$ 842,704

Phenix Q. Kiamilev	2022	$ 271,625	$ -	$ 262,984	$ 32,001	$ 90,355	$ 656,965
Vice President, General Counsel	2021	-	-	-	-	-	-
and Corporate Secretary	2020	-	-	-	-	-	-

Patricia Q. Olsem	2022	$ 330,413	$ -	$ 360,772	$ -	$ 104,654	$ 795,839
Division President, Americas	2021	$ 300,375	$ -	$ 344,391	$ 294,072	$ 95,166	$ 1,034,004
	2020	$ 300,375	$ -	$ 288,602	$ 104,419	$ 96,630	$ 790,026

[1]

Stock Awards other than PSUs for fiscal year 2022 and deferred performance units (“DPUs”) for fiscal years 2021 and 2020 are reported at their grant date fair values. Grant date fair value assumptions and related information is set forth in Note 2, Basis of Presentation and Summary of Significant Accounting Policies under the subsection “Stock-based Compensation” and Note 14, Stock-based Compensation, to the Company’s financial statements included in the Company’s Annual Report on Form 10-K filed on October 24, 2022. Stock Awards consisting of MSUs awarded in fiscal years 2022,  2021, and 2020 are included based on the value of 100% of the target number of shares of the Company’s common stock to be issued upon achievement of the applicable performance measure. Stock Awards consisting of PSUs awarded for fiscal year 2022 and 2021 and DPUs awarded for fiscal year 2020 are reported as having no value under applicable disclosure rules and ASC Topic 718 due to the lack of any expected probability of vesting of the PSUs and DPUs as of their respective grant dates, as discussed above in the CD&A section under the heading, Accounting Considerations. For achievement of the highest level of the applicable performance measure for the MSUs granted in fiscal year 2020, the NEOs other than Ms. Olsem receive 200% of the target number of shares, and Ms. Olsem receives 150% of the target number of shares. Since the highest level of the applicable performance measure for the PSUs granted in fiscal year 2022 was not achieved, NEOs did not receive any such PSUs and they were forfeited. Stock Awards in fiscal year 2022 for Mr. Ridge includes an award of 5,347 RSUs in March 2022 in addition to an award of 3,476 RSUs in October 2021.

The following table sets forth the amounts that would have been included for the Stock Awards for fiscal years 2022,  2021, and 2020 for each of the NEOs based on the grant date fair values and the maximum number of shares targeted to be received under MSU, PSU and/or DPU award agreements. PSUs were granted starting in fiscal year 2021 because the Company discontinued grants of DPUs after fiscal year 2020.

Named Executive Officer	Year	RSUs	MSUs (Maximum)	PSUs/DPUs (Maximum)	Total Stock Awards
Garry O. Ridge	2022	$ 1,751,225	$ 1,740,016	$ 666,722	$ 4,157,963
	2021	$ 778,661	$ 1,591,847	$ 666,004	$ 3,036,512
	2020	$ 776,364	$ 1,998,979	$ 652,585	$ 3,427,928

Steven A. Brass	2022	$ 390,025	$ 870,008	$ 352,449	$ 1,612,482
	2021	$ 389,330	$ 795,923	$ 352,160	$ 1,537,413
	2020	$ 315,426	$ 812,158	$ 317,112	$ 1,444,696

Jay W. Rembolt	2022	$ 170,552	$ 380,441	$ 161,340	$ 712,333
	2021	$ 145,950	$ 298,372	$ 161,168	$ 605,490
	2020	$ 145,512	$ 374,663	$ 157,913	$ 678,088

Phenix Q. Kiamilev	2022	$ 124,323	$ 277,321	$ 117,710	$ 519,354
	2021	$ -	$ -	$ -	$ -
	2020	$ -	$ -	$ -	$ -

Patricia Q. Olsem	2022	$ 170,552	$ 380,441	$ 162,931	$ 713,924
	2021	$ 170,308	$ 348,167	$ 162,946	$ 681,421
	2020	$ 126,170	$ 324,863	$ 131,472	$ 582,505

[2]

Amounts reported as Non-Equity Incentive Plan Compensation represent Incentive Compensation payouts under the Company’s Performance Incentive Program as described in the narrative preceding the Summary Compensation Table and in the CD&A section of this Proxy Statement. Threshold, target and maximum payouts for each of the NEOs for fiscal year 2022 are set forth below in the table under the heading, Grants of Plan-Based Awards - Fiscal Year 2022.

[3]

All Other Compensation for each of the NEOs includes the following items: (i) employer profit sharing and matching contributions to the Company’s 401(k) Plan (“Retirement Benefits”); (ii) dividend equivalent amounts paid with respect to vested RSUs and vested DPUs held and that will not be settled in shares until termination of employment (“Dividend Equivalents”); (iii) the value of supplemental life insurance benefits received by Messrs. Ridge and Rembolt described below under the heading, Supplemental Death Benefit Plans and Supplemental Insurance Benefits (“Death Benefits”); (iv) perquisites and benefits which include group life, medical, dental, vision, wellness and other insurance benefits (“Welfare Benefits”); and (v) vehicle allowance costs which include lease or depreciation expense, fuel, maintenance and insurance costs (“Vehicle Allowance”).

The following table specifies the amounts included in All Other Compensation for fiscal year 2022 for each of the NEOs:

Named Executive Officer	Retirement Benefits	Dividend Equivalents	Death Benefits	Welfare Benefits	Vehicle Allowance	Total All Other Compensation
Garry O. Ridge	$ 50,000	$ 20,964	$ 8,236	$ 40,180	$ 18,000	$ 137,381
Steven A. Brass	$ 50,000	$ 330	$ -	$ 36,951	$ 13,899	$ 101,180
Jay W. Rembolt	$ 50,000	$ 949	$ 7,615	$ 36,412	$ 13,493	$ 108,469
Phenix Q. Kiamilev	$ 50,000	$ -	$ -	$ 22,355	$ 18,000	$ 90,355
Patricia Q. Olsem	$ 50,000	$ 272	$ -	$ 36,382	$ 18,000	$ 104,654

GRANTS OF PLAN-BASED AWARDS -  FISCAL YEAR 2022

In addition to base salary and Performance Incentive Compensation for fiscal year 2022, NEOs were granted RSU,  MSU and PSU awards under the Company’s 2016 Stock Incentive Plan as shown in the table below.  Descriptions of the RSU, MSU and PSU awards are provided above in the CD&A section under the heading, Equity Compensation.

The table also contains information with respect to Performance Incentive Program opportunity awards for fiscal year 2022 as described above in the CD&A section under the heading, Performance Incentive Program. The table provides threshold, target and maximum payout information relating to the Company’s fiscal year 2022 Performance Incentive Program.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	Grant Date Fair Value of Stock and Options Awards[4] ($)
Garry O. Ridge	10/12/2021	$ 1	$ 692,121	$ 1,384,242
	10/12/2021 (MSU)				1,738	3,476	6,952		$ 870,008
	10/12/2021 (RSU)							3,476	$ 780,049
	10/12/2021 (PSU)				146		2,934		-
	03/17/2022 (RSU)[5]							5,347	$ 971,176

Steven A. Brass	10/12/2021	$ 1	$ 366,067	$ 732,133
	10/12/2021 (MSU)				869	1,738	3,476		$ 435,004
	10/12/2021 (RSU)							1,738	$ 390,025
	10/12/2021 (PSU)				77		1,551		-

Jay W. Rembolt	10/12/2021	$ 1	$ 167,593	$ 335,186
	10/12/2021 (MSU)				380	760	1,520		$ 190,220
	10/12/2021 (RSU)							760	$ 170,552
	10/12/2021 (PSU)				35		710		-

Phenix Q. Kiamilev	10/12/2021	$ 1	$ 122,232	$ 244,463
	10/12/2021 (MSU)				277	554	1,108		$ 138,661
	10/12/2021 (RSU)							554	$ 124,323
	10/12/2021 (PSU)				25		518		-

Patricia Q. Olsem	10/12/2021	$ 1	$ 181,727	$ 363,454
	10/12/2021 (MSU)				380	760	1,520		$ 190,220
	10/12/2021 (RSU)							760	$ 170,552
	10/12/2021 (PSU)				35		717		-

[1]

The Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent Threshold, Target and Maximum payouts under the Company Performance Incentive Compensation Plan for Incentive Compensation payable for fiscal year 2022 performance. The Target amount represents 50% of the Maximum payout for each NEO. The Maximum amount represents the Incentive Compensation opportunity for each NEO that assumes full achievement of the performance measures for Level  A of the Performance Incentive Program (as more fully discussed above in the CD&A section under the heading, Performance Incentive Program) and attainment by the Company of a level of Global Adjusted EBITDA sufficient to maximize such payouts under Level C of the Performance Incentive Program.

[2]

The Estimated Future Payouts Under Equity Incentive Plan Awards represent the Threshold, Target and Maximum number of shares to be issued upon performance vesting of MSU and PSU awards as described in the CD&A section under the heading, Equity Compensation. There is no applicable Target number of shares for PSU awards to be earned by the NEOs.

[3]	All Other Stock Awards represent RSUs described in the CD&A section under the heading, Equity Compensation.
[4]	Information relating to the amounts disclosed as the Grant Date Fair Value of Stock Awards is included in footnote 1 to the Summary Compensation Table above.
[5]	Shares vest on June 30, 2023.

OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR END

The following table provides detailed information concerning the RSU and MSU awards that were not vested as of the end of the last fiscal year for each of the NEOs:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)[1]	Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
Garry O. Ridge	12,876	$ 2,435,624	14,944	$ 2,826,807
Steven A. Brass	3,631	$ 686,840	7,472	$ 1,413,404
Jay W. Rembolt	1,519	$ 287,334	3,018	$ 570,885
Phenix Q. Kiamilev	554	$ 104,795	1,108	$ 209,589
Patricia Q. Olsem	1,566	$ 296,225	3,268	$ 618,175

[1]	Represents RSU awards to the NEOs that were not vested as of the fiscal year end.
[2]

The Market Value of the shares or units that were not vested as of the fiscal year end is based on $189.16 per share or unit, which was the closing price of the Company’s common stock on August 31, 2022.

[3]

Represents the maximum number of shares to be issued with respect to MSU awards granted to the NEOs that were not vested as of the fiscal year end. The maximum number of shares to be issued with respect to MSU awards equals the number of shares to be issued with respect to the MSU  awards upon achievement of the highest level of achievement for such MSU awards as described above in the CD&A section under the heading, Equity Compensation.  MSU awards from October 2019 that would have vested in October 2022 had the performance targets been attained and certified are excluded.

STOCK VESTED – FISCAL YEAR 2022

The following table sets forth the number of shares of the Company’s common stock acquired upon the vesting of RSU awards in the Company’s last fiscal year and the aggregate dollar value realized with respect to such vested RSU awards. No shares of restricted stock were issued with respect to MSU and PSU awards that would have vested on August 31, 2022 had performance targets been attained.

	Stock Awards
Executive Officer	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)
Garry O. Ridge	12,083	$ 2,634,457
Steven A. Brass	2,685	$ 585,411
Jay W. Rembolt	2,488	$ 542,459
Phenix Q. Kiamilev	-	$ -
Patricia Q. Olsem	1,141	$ 248,772

[1]	The Number of Shares Acquired on Vesting includes shares of the Company’s common stock issued on October 22, 2021 upon vesting of RSU awards.

[2]

The Value Realized on Vesting for the RSUs on October 22,  2021 is calculated based on the number of vested RSU awards multiplied by the closing price of $218.03 for the Company’s common stock on such date.

NONQUALIFIED DEFERRED COMPENSATION – FISCAL YEAR 2022

The following table provides information concerning compensation received by the NEOs that is subject to deferral under applicable RSU and DPU award agreements:

Named Executive Officer	Aggregate Earnings in Last FY1 ($)	Aggregate Balance at Last FYE[2] ($)
Garry O. Ridge	$ (345,770)	$ 1,295,935
Jay W. Rembolt	$ (15,646)	$ 58,640
Steven A. Brass	$ (5,451)	$ 20,429
Phenix Q. Kiamilev	$ -	$ -
Patricia Q. Olsem	$ (4,492)	$ 16,835

[1]

The Aggregate Earnings in Last FY represents the decrease in value from August 31, 2021 to August 31, 2022 of the shares underlying deferred settlement RSUs and vested DPUs held by each NEO that will be settled in shares of the Company’s common stock following termination of employment as disclosed in footnotes to the table under the heading, Security Ownership of Directors and Executive Officers. The number of such deferred settlement RSUs and vested DPUs for each NEO was multiplied by the difference in the closing price of the Company’s common stock on August 31, 2022 of $189.16 and on August 31, 2021 of $239.63, a decrease in value of $50.47 per share. Amounts shown are not included as compensation in the Summary Compensation Table for fiscal year 2022.

[2]

The Aggregate Balance at Last FYE represents the value as of August 31, 2022 of the deferred settlement RSUs and any vested DPUs held by each NEO as noted in the footnote above. The value for each deferred settlement RSU and each vested DPU is based on the closing price of the Company’s common stock on August 31, 2022, which was $189.16 per share. The underlying deferred settlement RSUs and vested DPUs were included in prior disclosures for the NEOs to the extent that the NEOs were included in Summary Compensation Table disclosures for the years in which such awards were first granted to the NEOs.

SUPPLEMENTAL DEATH BENEFIT PLANS AND SUPPLEMENTAL INSURANCE BENEFITS

The Company maintains Supplemental Death Benefit Plans for Messrs. Ridge and Rembolt, which will terminate upon their separation from the Company as an employee. Under the death benefit plan agreements, the NEO’s designated beneficiary or estate, as applicable, will receive a death benefit equal to the NEO’s then current base salary in the event of his death prior to retirement from the Company. Each of the NEOs is also eligible to receive life insurance benefits offered to all employees of the Company.

The death benefits under the Supplemental Death Benefit Plans are not formally funded but the Company has purchased key man life insurance policies owned by the Company to cover its benefit obligations. Non-employee directors do not have death benefit plan agreements.

Based upon their fiscal year 2022 base salaries, the supplemental death benefit to be provided to Messrs.  Ridge and Rembolt as of the end of fiscal year 2022 would have been as set forth in the following table:

Named Executive Officer	Death Benefit
Garry O. Ridge	$ 692,121
Jay W. Rembolt	$ 335,186

CHANGE OF CONTROL SEVERANCE AGREEMENTS

The Company has entered into Change of Control Severance Agreements (“CoC Agreements”) with each of the NEOs. The CoC Agreements provide that each executive officer will receive certain severance benefits if his or her employment is terminated without “Cause” or if he or she resigns for “Good Reason,” as those terms are defined in the CoC Agreements, within two years after a “Change of Control” as defined in the CoC Agreements and summarized below. If the executive officer’s employment is terminated during the aforementioned two-year period by the Company without “Cause” or by the executive officer for “Good Reason”, the executive officer will be entitled to a lump sum payment (subject to limits provided by reference to Section 280G of the Internal Revenue Code which limits the deductibility of certain payments to executives upon a change in control) of twice the executive officer’s salary, calculated based on the greater of the executive officer’s then current annual salary or a five-year average, plus twice the executive officer’s earned Incentive Compensation, calculated based on the greater of the most recent annual earned Incentive Compensation or a five-year average. Further, any of the executive officer’s outstanding equity incentive awards that are not then fully vested (with the exception of PSU awards), will be accelerated and vested in full following such termination of employment within such two-year period and the executive officer will be entitled to continuation of health and welfare benefits under the Company’s then existing benefit plans or equivalent benefits for a period of up to two years from the date of termination of employment. No employment rights or benefits other than the change of control severance benefits described in this paragraph are provided by the CoC Agreements.

For purposes of the CoC Agreements and subject to the express provisions and limitations contained therein, a “Change of Control” means a transaction or series of transactions by which a person or persons acting together acquire more than 30% of the Company’s outstanding shares; a change in a majority of the incumbent members of the Company’s Board as specified in the CoC Agreements, a reorganization, merger or consolidation as specified in the CoC Agreements or a sale of substantially all of the assets or complete liquidation of the Company. As specified more particularly in the CoC Agreements, a “Change of Control” does not include a reorganization, merger or consolidation or a sale or liquidation where a majority of the incumbent members of the Company’s Board continue in office and more than 60% of the successor company’s shares are owned by the Company’s pre-transaction stockholders.

The CoC Agreements have a term of two years, subject to automatic renewal for successive two-year periods unless notice of non-renewal is provided by the Company’s Board not less than six months prior to the end of the current term. The term of the CoC Agreements will be automatically extended for a term of two years following any “Change of Control.”

The following table sets forth the estimated amounts payable to each of the NEOs pursuant to their respective CoC Agreements on the assumption that the employment of each NEO was terminated without “Cause” or otherwise for “Good Reason” effective as of the end of fiscal year 2022 following a “Change of Control” as provided for in the CoC Agreements. The table also includes the value, as of the end of the fiscal year, of all unvested RSU and MSU awards as of the end of fiscal year 2022.

Named Executive Officer	Severance Pay[1]	Welfare Benefits[2]	Accelerated Vesting of RSUs and MSUs[3]	Total Change of Control Severance Benefits
Garry O. Ridge[4]	$ 4,085,202	$ 73,491	$ 3,849,028	$ 8,007,721
Jay W. Rembolt	$ 1,324,394	$ 69,091	$ 572,776	$ 1,966,261
Steven A. Brass	$ 2,343,716	$ 69,091	$ 1,393,542	$ 3,806,349
Phenix Q. Kiamilev	$ 671,673	$ 41,555	$ 209,590	$ 922,818
Patricia Q. Olsem	$ 1,248,970	$ 69,091	$ 605,312	$ 1,923,373

[1]	Severance Pay includes two times the Salary reported in the Summary Compensation Table for fiscal year 2022 plus two times Non-Equity Incentive Plan Compensation received for fiscal year 2021.
[2]

Welfare Benefits includes an estimate of the Company’s cost to provide two years of continuation coverage under the Company’s welfare benefit plans, which does not include life insurance or long-term disability insurance. The estimate is based on the Company’s cost of such coverage for fiscal year 2022.

[3]

Acceleration of vesting of RSU and MSU awards is governed by applicable provisions of the CoC Agreements and the RSU and MSU Award Agreements. The value included for accelerated vesting of RSU and MSU awards is based on $189.16, the closing price of the Company’s common stock on August 31, 2022.  Except for MSUs awards from October 7, 2019 that did not vest because attainment was not achieved and therefore lapsed, MSUs awarded are valued for this purpose based upon the Target Number of shares of the Company’s common stock to be issued with respect to the MSUs as described above in the CD&A section under the heading, Equity Compensation.

4Mr. Ridge’s CoC Agreement terminated on August 31, 2022 pursuant to the terms of the Transition Agreement (defined below).

SUMMARY OF TRANSITION AND RELEASE AGREEMENT WITH GARRY O. RIDGE

In connection with Mr. Ridge’s retirement as CEO and Chairman of the Board, the Company and Mr. Ridge entered into a Transition and Release Agreement on March 11, 2022 (“Transition Agreement”).  The Transition Agreement provides that Mr. Ridge retires as CEO, effective August 31, 2022, that he remains an employee of the Company until January 2, 2023, that he be compensated $34,606 per month effective September 1, 2022, and that he serves as Chairman of the Board until his term expires on December 13, 2022. Mr. Ridge’s outstanding equity awards continue to be treated in accordance with the terms in their respective award agreements, and he will not be eligible for any grants of equity awards in fiscal year 2023. As of January 3, 2023, Mr. Ridge will serve as a consultant to the Company at a monthly rate of $34,606 and will continue to provide leadership support and other advisory services to Mr. Brass, who was appointed CEO effective September 1, 2022, and the Board until June 30, 2023.

As consideration for Mr. Ridge’s execution of waivers and releases of claims and covenants in favor of the Company,  and in order to help effect an orderly CEO transition to ensure continued alignment and focus on long-term stockholder interests, the Company granted RSUs  approximately equal to $1,000,000 in March 2022 pursuant to the terms of the Transition Agreement and agreed to provide 36 months of COBRA coverage. The grant of 5,347 RSUs in March 2022 is reflected in the applicable tables disclosing Mr. Ridge’s stock awards and beneficial ownership in this Proxy Statement.

The Transition Agreement and related agreements are filed as exhibits to the Company’s Current Report on Form 8-K filed with the SEC on March 16, 2022.

CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC, the pay ratio of the total annual compensation of our CEO, Mr. Ridge, to that of the Company’s “median employee” for fiscal year 2022 was approximately 42:1. To determine the CEO pay ratio, the total annual compensation for the median employee for fiscal year 2022 was calculated to be $87,169, which included the same elements of compensation required to be in the Summary Compensation Table, and was calculated in the same manner as the CEO’s total annual compensation, which was $3,632,412 for fiscal year 2022.

SEC rules allow the Company to identify its median employee once every three years unless there has been a change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. The Company used the same median employee for fiscal year 2022 as fiscal year 2021, after considering the changes to employee population and compensation programs during 2022, as well as the 2022 compensation of the median employee.

We identified the Company’s median employee from all 557 employees of the Company (excluding the CEO) as of August 31, 2021. We included employees, including full-time, part-time and temporary employees, located in 17 countries at such time. To identify the Company’s median employee in fiscal year 2021, we calculated total compensation for fiscal year 2021 for each employee other than the CEO by including salary or regular hourly wages paid in the fiscal year, Incentive Compensation paid during the fiscal year under the Company’s Performance Incentive Program, and the grant date value of RSUs and MSUs granted to employees in the fiscal year.  Compensation paid to employees who were hired after the beginning of fiscal year 2021 or who terminated prior to the end of the fiscal year 2021 was not annualized. For employees who received compensation denominated in a foreign currency, such amounts were converted to U.S. dollars using average annual exchange rates as of August 31, 2021.

As of August 31, 2022, the Company employed 603 employees located in 15 countries. The Company’s median employee is located in the U.S.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain equity compensation plan information as of August 31, 2022:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	136,937[2]	N/A	384,859
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	136,937	N/A	384,859

(1) The 2016 Stock Incentive Plan, which authorizes the grant of 1,000,000 shares of common stock, was approved by our stockholders at our 2016 annual meeting.

(2)	Represents shares of common stock subject to unvested 78,604 RSUs, vested 3,306 DPUs, and 37,201 MSU and 17,826 PSU awards assuming the issuance of shares based on target performance.

AUDIT-RELATED MATTERS

Fees Paid to Independent Registered Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLC (“PwC”) for fiscal years 2022 and 2021:

	2022	2021
Audit fees[1]	$1,642,950	$1,398,900
Audit-related fees[2]	—	—
Tax fees[3]	$189,025	$217,925
All other fees[4]	$900	$2,700
Total fees	$1,832,875	$1,619,525

1Professional services rendered for the audit of the Company’s consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports, and services normally provided by PwC in connection with statutory and regulatory filings or engagements.

2Assurance and related services reasonably related to the audit and/or review of the Company’s consolidated financial statements that are not reported under “Audit Fees.”.

3Tax return preparation, tax compliance, tax advice and/or tax planning services

4Access provided by PwC to its online research reference and disclosure checklist materials

The possible effect on the independence of the auditor is considered by the Audit Committee. There is no direct or indirect understanding or agreement that places a limit on current or future years’ audit fees or permissible non-audit products and services.

Pre-approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit products and services provided by the auditor. These products and services may include audit services, audit-related services, tax services, software and other products or services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All services described above received pre-approval pursuant to policies and procedures that were established to comply with SEC rules that require pre-approval of audit and non-audit services.

Related Party Transactions Review and Oversight

The Audit Committee has responsibility for review and oversight of related party transactions for potential conflicts of interest. Related party transactions include any independent business dealings between the Company and related parties who consist of, or are related to, the Company’s executive officers, directors, director nominees and holders of more than 5% of the Company’s shares. Such transactions include business dealings with parties in which any related party has a material direct or indirect interest. The Audit Committee has adopted a written policy to provide for its review and oversight of related party transactions. Executive officers and directors are required to notify the Corporate Secretary of the Company of any proposed or existing related party transactions in which they have an interest. The Corporate Secretary and the Audit Committee also rely upon the Company’s disclosure controls and procedures adopted pursuant to Exchange Act rules for the purpose of assuring that matters requiring disclosure, including transactions that may involve a related party or may otherwise involve the potential for conflicts of interests, are brought to the attention of management and the Audit Committee on a timely basis. Certain related party transactions do not require Audit Committee review and approval. Such transactions are considered pre-approved. Pre-approved transactions include:

•	compensation arrangements approved by the Compensation Committee or the Board and expense reimbursements consistent with the Company’s expense reimbursement policy;
•	transactions in which the related party’s interest is derived solely from the fact that he or she serves as a director of another corporation that is a party to the transaction;

•

transactions in which the related party’s interest is derived solely from his or her ownership (combined with the ownership interests of all other related parties) of not more than a 5% beneficial interest (but excluding any interest as a general partner of a partnership) in an entity that is a party to the transaction; and

•	transactions available to all employees of the Company generally.

If a related party transaction is proposed or if an existing transaction is identified, the Audit Committee has authority to disapprove, approve or ratify the transaction and to impose such restrictions or other limitations on the transaction as the Committee may consider necessary to best assure that the interests of the Company are protected and that the related party involved is not in a position to receive an improper benefit. In making such determination, the Audit Committee considers such factors as it deems appropriate, including without limitation (i) the benefits to the Company of the transaction; (ii) the commercial reasonableness of the terms of the transaction; (iii) the dollar value of the transaction and its materiality to the Company and to the related party; (iv) the nature and extent of the related party’s interest in the transaction; (v) if applicable, the impact of the transaction on a non-employee director’s independence; and (vi) the actual or apparent conflict of interest of the related party participating in the transaction.

During the fiscal year ended August 31, 2021, there were no transactions required to be reported pursuant to the requirements of Item 404(a) of Regulation S-K under the Exchange Act.

AUDIT COMMITTEE REPORT

In accordance with its charter, the Audit Committee provides assistance to the Company’s Board of Directors (“Board”) in fulfilling its oversight responsibilities relating to the quality and integrity of the accounting, auditing, and reporting practices of the Company, including assessment of the effectiveness of internal controls over financial reporting. Each member of the Audit Committee meets the independence criteria prescribed by applicable regulations and rules of the SEC for audit committee membership and is an “independent director” within the meaning of applicable NASDAQ listing standards.

Management is responsible for preparing the Company’s financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) and for establishing and maintaining internal control over financial reporting. The Company’s independent registered public accounting firm (“auditor”) is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting and expressing opinions as to whether the financial statements have been prepared in accordance with GAAP and as to management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended August 31, 2022. The Audit Committee discussed and reviewed with management the audited financial statements and management’s assessment of the effectiveness of its internal controls over financial reporting. The Audit Committee discussed and reviewed with the Company’s auditor the audited financial statements and the auditor’s attestation report regarding effectiveness of management’s internal controls over financial reporting. The Audit Committee also discussed with the auditor those matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees, which provides that certain matters related to the conduct of the financial statement audit are to be communicated to the Audit Committee. In fulfilling its oversight responsibilities, the Audit Committee met separately with management and separately with the Company’s auditor to discuss results of audit examinations and evaluations of internal controls.

The Audit Committee is responsible for the appointment, retention, compensation, and oversight of the Company’s auditor. In this regard, the Audit Committee discussed with the auditor its independence from management and the Company, including matters in written documents and a  letter received from the auditor as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. In evaluating the auditor’s independence, the Audit Committee also considered whether the auditor’s provision of any non-audit services impaired or compromised its independence.

The Audit Committee considered several factors in selecting PricewaterhouseCoopers LLP (“PwC”) as the Company’s auditor, including its independence and internal quality controls, the overall depth of talent, and its familiarity with the Company’s businesses and internal controls over financial reporting. Further, in conjunction with the mandated rotation of an auditor’s lead, concurring and/or relationship partner (each an “audit partner”), the Audit Committee and its chair oversee and are directly involved in the selection process for any change in audit partners.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for its fiscal year ended August 31, 2022, and that PwC serve as the Company’s auditor for the fiscal year ending August 31, 2023.

Audit Committee

Daniel T. Carter, Chair

Lara L. Lee

Edward O. Magee, Jr.

Trevor I. Mihalik

Graciela I. Monteagudo

David B. Pendarvis

STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING

For a stockholder proposal otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our Proxy Statement for our 2023 annual meeting, it must be received by us at our principal office, 9715 Businesspark Avenue, San Diego, CA 92131 on or before July 6, 2023.

For an eligible stockholder or group of stockholders to nominate a director nominee for election at our 2023 annual meeting pursuant to the proxy access provision of our Bylaws, such eligible stockholder or group of stockholders must comply with the then current advance notice requirements in our Bylaws and deliver the proposal to our Corporate Secretary between June 6, 2023 and July 6, 2023 in order for such proposal to be considered timely. In addition, our Bylaws require the eligible stockholder or group of stockholders to update and supplement such information as of specified dates.

In addition, if a stockholder desires to bring business (including director nominations) before our 2023 annual meeting that is not the subject of a proposal timely submitted for inclusion in our 2023 Proxy Statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between June 6, 2023 and 5:00 p.m., Pacific Time, on July 6, 2023. For additional requirements, a stockholder may refer to our current Bylaws, Article II, Section 2.15,  “Nomination of Directors,” and Article II, Section 2.17, “Proxy Access,” a copy of which may be obtained from our Corporate Secretary upon request and without charge. See “Stockholder Communications with the Board” for contact information. If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the annual meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees for the 2023 annual meeting other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 14, 2023.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. When used in this Proxy Statement, the words “estimated,” “anticipated,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about the Company, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Proxy Statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Proxy Statement or to reflect the occurrence of unanticipated events.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the preceding Compensation Committee Report and Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will any such reports be incorporated by reference into any future filings made by the Company under those statutes. In addition, information on our website, other than our Proxy Statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

 By Order of the Board of Directors,

Phenix Q. Kiamilev

Vice President, General Counsel and Corporate Secretary

Dated: November 2, 2022